Exhibit 2.1

CONTRIBUTION AGREEMENT

By and Among

WESTSIDE ENERGY CORPORATION

and

KNIGHT ENERGY GROUP I HOLDING CO., LLC

KNIGHT ENERGY GROUP II HOLDING COMPANY, LLC

KNIGHT ENERGY MANAGEMENT HOLDING COMPANY, LLC

HAWK ENERGY FUND I HOLDING COMPANY, LLC

RCH ENERGY OPPORTUNITY FUND I, L.P.

DAVID D. LE NORMAN

CRUSADER ENERGY GROUP HOLDING CO., LLC

and

KNIGHT ENERGY GROUP, LLC

KNIGHT ENERGY GROUP II, LLC

KNIGHT ENERGY MANAGEMENT, LLC

HAWK ENERGY FUND I, LLC

RCH UPLAND ACQUISITION, LLC

CRUSADER MANAGEMENT CORPORATION

CRUSADER ENERGY GROUP, LLC

Dated December 31, 2007

i

Release Amount	Schedule 6.26

Assignment of Membership Interests	Exhibit A
Registration Rights Agreement	Exhibit B
Non-Transfer Agreement	Exhibit C
Release	Exhibit D
Resignation	Exhibit E
2008 LTIP	Exhibit F
Voting Agreement	Exhibit G

INDEX OF DEFINED TERMS

Term	Section
2006 Audit Opinions	Section 5.3(b)
2006 Audited Financials	Section 5.3(b)
2006 Form 10-K	Section 4.7
2007 Audit Opinions	Section 5.3(b)
2007 Audited Financials	Section 5.3(b)
2008 LTIP	Section 4.18(a)
Accounting Firm	Section 5.3(b)
Acquisition of Controlling Interest Statutes	Section 4.24
Acquisition Proposal	Section 6.2(h)
Additional Audit Opinions	Section 5.3(c)
Additional Financial Statements	Section 5.3(c)
Aggregate Cost Overrun	Section 5.1(i)
Agreement	Preamble
Ancillary Agreements	Section 3.3
Anti-Takeover Laws	Section 4.24
Assessment	Section 6.16
Audit	Section 3.8(f)
Audited Financial Statements	Section 5.3
Cash Consideration	Section 1.1(g)
Change of Recommendation	Section 6.2(c)
Closing	Section 1.4(a)
Closing Date	Section 1.4(a)
Code	Recitals
Combinations with Interested Stockholders Statutes	Section 4.24
Common Shares	Recitals
Company	Preamble
Company Aggregate Cost Overrun	Section 5.2(j)
Company Benefits Plans	Section 4.11(a)
Company Employee	Section 4.11(e)
Company Disclosure Schedule	Section 4.1(a)
Company Engagement Letters	Section 4.22
Company ERISA Affiliate	Section 4.11(a)
Company Material Adverse Effect	Section 4.1(c)
Company Material Contracts	Section 4.17(a)
Company Oil and Gas Leases	Section 4.17(a)
Company Reserve Report	Section 4.16(a)
Company Retention Policy	Section 4.11(e)
Company SEC Reports	Section 4.5(a)
Company Stockholders’ Approval	Section 4.18(a)
Company Stockholders’ Meeting	Section 6.2(a)
Company Triggering Event	Section 9.1(g)
Confidentiality Agreement	Section 6.1
Contributions	Section 1.1(e)
Crusader Benefit Plans	Section 3.10(a)
Crusader Disclosure Schedule	Section 3.1(a)
Crusader Employees	Section 3.10(e)
Crusader Employee Agreement	Section 3.10(a)
Crusader Energy	Preamble
Crusader Energy Sale	Section 1.1(g)
Crusader Energy Parent	Preamble
Crusader Entities	Preamble
Crusader Entity Material Adverse Effect	Section 7.2(b)
Crusader ERISA Affiliate	Section 3.10(b)
Crusader Financial Statements	Section 3.5
Crusader Management	Preamble
Crusader Management Sale	Section 1.1(f)
Crusader Management Parent	Preamble
Crusader Material Adverse Effect	Section 3.1(c)
Crusader Material Contracts	Section 3.16(a)
Crusader Oil and Gas Leases	Section 3.16(a)
Crusader Operating Entities	Preamble
Crusader Parent Entities	Preamble
Crusader Representative	Section 10.2
Crusader Reserve Materials	Section 3.15(a)
Crusader Severance Policy	Section 3.10(e)
Customary Post-Closing Consents	Section 2.4(b)
D&O Insurance	Section 6.4(c)
Director Nominees	Section 6.12(a)
Enforceability Exception	Section 2.3
Environmental Laws	Section 3.11(a)
ERISA	Section 3.10(a)
Exchange Act	Section 2.4(b)
Exclusivity Agreement	Section 3.16(a)(iii)
Expenses	Section 6.6(b)
Fairness Opinion	Section 4.23
GAAP	Section 3.5
GAAP Prepared	Section 3.5
Governmental Authority	Section 2.4(b)
Hawk	Preamble
Hawk Contribution	Section 1.1(d)
Hawk Parent	Preamble
Hazardous Substances	Section 3.11(b)
HSR Act	Section 2.4(b)
Hydrocarbon Purchase Agreement	Section 3.16(a)(xiii)
Hydrocarbon Sales Agreement	Section 3.16(a)(xii)
Hydrocarbons	Section 3.15(a)
Indemnified Liabilities	Section 6.4(a)
Indemnified Party	Section 6.4(a)
Inspected Party	Section 6.16
Inspecting Party	Section 6.16
Intellectual Property	Section 3.19
Interim Financial Statements	Section 5.3(a)
Knight Energy	Preamble
Knight Energy Parent	Preamble
Knight Energy Sale	Section 1.1(c)
Knight I	Preamble
Knight I Contribution	Section 1.1(a)
Knight I Parent	Preamble
Knight II	Preamble
Knight II Contribution	Section 1.1(b)
Knight II Parent	Preamble

i

Term	Section
knowledge of Crusader	Section 3.2
knowledge of the Company	Section 4.9(c)
Liens	Section 2.2(a)
LTIP Options	Section 4.18(a)
Majority	Section 10.2(b)
Matching Bid	Section 6.2(g)
Membership Interest Assignment	Section 1.4(b)(i)
Membership Interests	Section 3.2
Modified Superior Proposal	Section 6.2(g)
Non-Transfer Agreement	Section 1.4(d)(ii)
Notice of Superior Proposal	Section 6.2(c)(v)
NRS	Section 4.24
Oil and Gas Interests	Section 3.15(a)
Oil and Gas Lease	Section 3.16(a)
Operating Entity Ancillary Agreements	Section 3.3
Other Proposal	Section 6.2(a)
Parent Ancillary Agreements	Section 2.3
PBGC	Section 3.10(b)
PCBs	Section 3.11(e)
Permits	Section 3.11(d)
Person	Section 3.1(c)
proceeding	Section 6.4(a)
Proxy	Section 2.6
RCH	Preamble
RCH Contribution	Section 1.1(e)
RCH Parent	Preamble
Registration Agreement	Section 1.4(d)(i)
Release	Recitals
Required Proposals	Section 6.2(a)
Resignation	Section 6.12(a)
Reverse Stock Split	Section 6.2(a)
Sales	Section 1.1(g)
SEC	Section 2.6
Securities	Section 2.5(a)
Securities Act	Section 2.4(b)
September 2007 Form 10-Q	Section 4.8
Share Consideration	Section 1.1(e)
Stock Interests	Section 3.2
Subsidiary	Section 3.1(c)
Superior Proposal	Section 6.2(e)
Tax Authority	Section 3.8(f)
Tax Returns	Section 3.8(f)
Taxes	Section 3.8(f)
Termination Date	Section 9.1(b)
Termination Fee	Section 9.2(b)
to Crusader’s knowledge	Section 3.2
Transactions	Section 1.4(a)
Voting Agreement	Recitals
WARN Act	Section 3.14(b)

ii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) dated December 31, 2007, is by and among,

Westside Energy Corporation, a Nevada corporation (the “Company”);

Knight Energy Group I Holding Co., LLC, a Delaware limited liability company (“Knight I Parent”), Knight Energy Group II Holding Company, LLC, a Delaware limited liability company (“Knight II Parent”), Knight Energy Management Holding Company, LLC, a Delaware limited liability company (“Knight Energy Parent”), Hawk Energy Fund I Holding Company, LLC, an Oklahoma limited liability company (“Hawk Parent”), RCH Energy Opportunity Fund I, L.P., a Delaware limited partnership (“RCH Parent”), David D. Le Norman (“Crusader Management Parent”), Crusader Energy Group Holding Co., LLC, an Oklahoma limited liability company (“Crusader Energy Parent” and together with Knight I Parent, Knight II Parent, Knight Energy Parent, Hawk Parent, RCH Parent and Crusader Management Parent, the “Crusader Parent Entities”), Knight Energy Group, LLC, a Delaware limited liability company (“Knight I”), Knight Energy Group II, LLC, a Delaware limited liability company (“Knight II”), Knight Energy Management, LLC, a Delaware limited liability company (“Knight Energy”), Hawk Energy Fund I, LLC, an Oklahoma limited liability company (“Hawk”), RCH Upland Acquisition, LLC, a Delaware limited liability company (“RCH”), Crusader Management Corporation, an Oklahoma corporation (“Crusader Management”), and Crusader Energy Group, LLC, an Oklahoma limited liability company (“Crusader Energy” and together with Knight I, Knight II, Knight Energy, Hawk, RCH and Crusader Management, the “Crusader Operating Entities” and, together with the Crusader Parent Entities, the “Crusader Entities”); and

Crusader Management, as the initial Crusader Representative.

WHEREAS, pursuant to this Agreement, each of the Crusader Parent Entities will contribute or sell to the Company all of the membership interests or capital stock in the Crusader Operating Entity owned by such Crusader Parent Entity in exchange for shares of common stock, par value $.01 per share, of the Company (the “Common Shares”) or cash, as applicable;

WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company and its stockholders that the transactions contemplated by this Agreement be consummated upon the terms and subject to the conditions set forth herein, and such Board of Directors has approved this Agreement;

WHEREAS, the governing body of each Crusader Entity deems it advisable and in the best interests of the entity of which it is the governing body and the members or stockholders of such entity that the transactions contemplated by this Agreement be consummated as contemplated by this Agreement, and such governing body has approved this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Crusader Entities entering into this Agreement and agreeing to perform their respective obligations hereunder, certain directors and executive officers of the Company have executed and delivered to the Crusader Representative a voting agreement in the form attached hereto as Exhibit G (individually the “Voting Agreement” and collectively the “Voting Agreements”) pursuant to which they have agreed to vote their Common Shares in favor of the transactions described herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to the Crusader Entities entering into this Agreement and agreeing to performing their respective obligations hereunder, each executive officer and certain directors of the Company are executing and delivering to the Crusader Representative a Termination Agreement and Release in the form attached hereto as Exhibit D (individually the “Release” and collectively the “Releases”); and

WHEREAS, for federal income tax purposes, it is intended that the contributions described above will qualify as tax-free contributions under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE CONTRIBUTIONS

Section 1.1 The Contributions and Sales. Upon the terms and subject to the conditions hereof, at the Closing the following transactions shall take place:

(a) Knight I Parent shall contribute all of the membership interests of Knight I to the Company (the “Knight I Contribution”) in exchange for the issuance by the Company to Knight I Parent of an aggregate of 100,100,000 Common Shares;

(b) Knight II Parent shall contribute all of the membership interests of Knight II to the Company (the “Knight II Contribution”) in exchange for the issuance by the Company to Knight II Parent of an aggregate, subject to adjustment as provided in Section 1.5, of 33,933,684 Common Shares;

(c) Knight Energy Parent shall sell all of the membership interests of Knight Energy to the Company (the “Knight Energy Sale”) in exchange for the payment by the Company to Knight Energy Parent of $1,000.00 in cash;

(d) Hawk Parent shall contribute all of the membership interests of Hawk to the Company (the “Hawk Contribution”) in exchange for the issuance by the Company to Hawk Parent of an aggregate of 14,700,000 Common Shares;

(e) RCH Parent shall contribute all of the membership interests of RCH to the Company (the “RCH Contribution” and together with the Knight I Contribution, the Knight II Contribution and the Hawk Contribution, the “Contributions”) in exchange for the issuance by the Company to RCH Parent of an aggregate of 3,700,000 Common Shares (the Common Shares issuable pursuant to this Section 1.1, subject to adjustment as provided in Section 1.5, are referred to, in the aggregate, as the “Share Consideration”);

(f) Crusader Management Parent shall sell all of the capital stock of Crusader Management to the Company (the “Crusader Management Sale”) in exchange for the payment by the Company to Crusader Management Parent of $499,261.00 in cash; and

(g) Crusader Energy Parent shall sell all of the membership interests of Crusader Energy to the Company (the “Crusader Energy Sale”, and together with the Crusader Management Sale, the “Sales”) in exchange for the payment by the Company to Crusader Energy Parent of $1,000.00 in cash (the cash payable pursuant to Sections 1.1(c), (f) and (g) is referred to, in the aggregate, as the “Cash Consideration”).

Section 1.2 Tax Treatment. It is intended that the Contributions shall constitute tax-free contributions under Section 351 of the Code.

Section 1.3 Stock Options; Restricted Stock. All outstanding unvested Common Share awards, Common Shares or phantom share awards outstanding under the Company’s compensation plans shall vest or terminate as provided in Section 4.2(a) of the Company Disclosure Schedule.

Section 1.4 Closing.

(a) The closing (the “Closing”) of the Contributions, the Sales and the other transactions contemplated by this Agreement (collectively, the “Transactions”) shall take place at 12:00 noon, local time, on the business day (the “Closing Date”) on which all of the conditions set forth in Article VII are satisfied or waived, at the offices of Vinson & Elkins LLP, 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas Texas 75201, or at such other date and time as the Company and the Crusader Representative shall agree.

(b) At the Closing, the Crusader Parent Entities identified below shall deliver to the Company:

(i) Knight I Parent: an Assignment of Membership Interests in the form of Exhibit A hereto (the “Membership Interest Assignment”), pursuant to which all of Knight I Parent’s right, title and interest in and to the membership interests of Knight I held by Knight I Parent are transferred to the Company, duly executed by Knight I Parent;

(ii) Knight II Parent: a Membership Interest Assignment, pursuant to which all of Knight II Parent’s right, title and interest in and to the membership interests of Knight II held by Knight II Parent are transferred to the Company, duly executed by Knight II Parent;

(iii) Knight Energy Parent: a Membership Interest Assignment, pursuant to which all of Knight Energy Parent’s right, title and interest in and to the membership interests of Knight Energy held by Knight Energy Parent are transferred to the Company, duly executed by Knight Energy Parent;

(iv) Hawk Parent: a Membership Interest Assignment, pursuant to which all of Hawk Parent’s right, title and interest in and to the membership interests of

Hawk held by Hawk Parent are transferred to the Company, duly executed by Hawk Parent;

(v) RCH Parent: a Membership Interest Assignment, pursuant to which all of RCH Parent’s right, title and interest in and to the membership interests of RCH held by RCH Parent are transferred to the Company, duly executed by RCH Parent;

(vi) Crusader Management Parent: all of Crusader Management Parent’s right, title and interest in and to the capital stock of Crusader Management held by Crusader Management Parent, by delivery of certificates representing such capital stock duly endorsed for transfer (or accompanied by stock powers duly executed) by Crusader Management Parent; and

(vii) Crusader Energy Parent: a Membership Interest Assignment, pursuant to which all of Crusader Energy Parent’s right, title and interest in and to the membership interests of Crusader Energy held by Crusader Energy Parent are transferred to the Company, duly executed by Crusader Energy Parent.

(c) At the Closing, each Crusader Parent Entity shall deliver to the Company a certificate, executed by a duly authorized representative of such Crusader Parent Entity, pursuant to Section 7.2(a) and Section 7.2(b);

(d) At the Closing, each Crusader Parent Entity, other than Knight Energy Parent, Crusader Management Parent and Crusader Energy Parent, shall deliver to the Company:

(i) a counterpart to the Registration Rights Agreement in the form of Exhibit B (the “Registration Agreement”) duly executed by such Crusader Parent Entity; and

(ii) a counterpart to a Non-Transfer Agreement in the form of Exhibit C (individually a “Non-Transfer Agreement” and collectively the “Non-Transfer Agreements”) duly executed by such Crusader Parent Entity.

(e) At the Closing, each Crusader Operating Entity shall deliver to the Company a certificate, executed by a duly authorized representative of such Crusader Operating Entity, pursuant to Section 7.2(a) and Section 7.2(b).

(f) At the Closing, the Company shall deliver:

(i) to Knight I Parent, 100,100,000 validly issued, fully paid and non-assessable Common Shares, evidenced by a stock certificate issued in the name of Knight I, duly countersigned in form for issuance, and duly recorded on the stockholder and transfer records of the Company;

(ii) to Knight II Parent, 33,933,684 validly issued, fully paid and non-assessable Common Shares, evidenced by a stock certificate issued in the name of Knight II Parent, duly countersigned in form for issuance, and duly recorded on the stockholder and transfer records of the Company;

(iii) to Knight Energy Parent, $1,000.00 in cash by wire transfer of immediately available funds to an account designated in writing by the Crusader Representative delivered to the Company at least one business day prior to Closing;

(iv) to Hawk Parent, 14,700,000 validly issued, fully paid and non-assessable Common Shares, evidenced by a stock certificate issued in the name of Hawk Parent, duly countersigned in form for issuance, and duly recorded on the stockholder and transfer records of the Company;

(v) to RCH Parent, 3,700,000 validly issued, fully paid and non-assessable Common Shares, evidenced by a stock certificate issued in the name of RCH Parent, duly countersigned in form for issuance, and duly recorded on the stockholder and transfer records of the Company;

(vi) to Crusader Management Parent, $499,261.00 in cash by wire transfer of immediately available funds to an account designated in writing by the Crusader Representative delivered to the Company at least one business day prior to Closing;

(vii) to Crusader Energy Parent, $1,000.00 in cash by wire transfer of immediately available funds to an account designated in writing by the Crusader Representative delivered to the Company at least one business day prior to Closing; and

(viii) to the Crusader Representative, an officer’s certificate, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, pursuant to Section 7.3(a) and Section 7.3(b);

(g) At the Closing, the Company shall deliver to each Crusader Parent Entity, other than Knight Energy Parent, Crusader Management Parent and Crusader Energy Parent with respect to (i) and (ii):

(i) a counterpart to the Registration Rights Agreement duly executed by the Company;

(ii) a counterpart to each Non-Transfer Agreement duly executed by the Company; and

(iii) a reaffirmation of each Release, in the form attached to the Release, duly executed by each director and executive officer of the Company (other than those with respect to whom the Crusader Representative has requested the Company to deliver a Delay Notice in accordance with Section 6.25).

Section 1.5 Additional Common Shares. If, between the date of this Agreement and Closing, Knight II Parent makes a cash capital contribution to Knight II, and delivers a written certificate of a duly authorized representative to such effect to the Company along with such other evidence of such contribution reasonably requested by the Company at least 10 days prior to the Closing, then the number of Common Shares issuable to Knight II Parent pursuant to Section 1.1 for the Contribution of its interests in Knight II to the Company shall be increased by one (1) Common Share for each three (3) dollars of capital so contributed (with any factional Common Shares rounded to the nearest whole number and with .5 being rounded up to the nearest whole number); provided, however, that to the extent any of the proceeds of such capital contribution is used prior to Closing, such capital contribution shall be used as provided in Section 5.1(c) and provided, further, that no more than 19,290,000 Common Shares shall be issued to Knight II pursuant to this Section 1.5.

Section 1.6 Reverse Stock Split. If the record date for the Reverse Stock Split occurs prior to Closing Date, then (i) the number of Common Shares to be delivered to the Crusader Parent Entities at Closing, as set forth in Section 1.1 and Section 1.4, shall be one-half the number of Common Shares otherwise issuable to such Crusader Parent Entity, with any fractional Common Shares rounded up to the nearest whole number (which numbers shall not be further adjusted by the Reverse Stock Split), and (ii) the number of additional Common Shares to be delivered to Knight II Parent pursuant to Section 1.5 shall be one (1) Common Share for each six (6) dollars of capital contributed, with no more than 9,645,000 Common Shares to be issued to Knight II pursuant to Section 1.5 (which numbers shall not be further adjusted by the Reverse Stock Split). The intent of this Section 1.6 is to provide that the Common Shares issued at Closing be adjusted either pursuant to this Section 1.6 or as a result of the Reverse Stock Split, but not both, and this Section 1.6 shall be interpreted and applied accordingly.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CRUSADER PARENT ENTITIES

Each Crusader Parent Entity, severally as to itself and not jointly, represents and warrants to the Company as follows:

Section 2.1 Organization and Qualification. Such Crusader Parent Entity (other than Crusader Management Parent) is a limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite limited liability company or limited partnership power and authority to own, use or lease its properties and to carry on its business as it is now being conducted.

Section 2.2 Ownership.

(a) Such Crusader Parent Entity is the record and beneficial owner of all of the outstanding Membership Interests or Stock Interests of the Crusader Operating Entity as set forth in Section 2.2(a) of the Crusader Disclosure Schedule free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, “Liens”), and such Membership Interests or Stock Interests of such Crusader Operating Entity so owned by such Crusader Parent Entity constitutes all of the outstanding equity interests of such Crusader Operating Entity. There are no irrevocable proxies with respect to any such Membership Interests or Stock Interests held by such Crusader Parent Entity.

(b) There are no contracts, commitments, understandings or arrangements by which such Crusader Parent Entity is or may be bound to issue additional equity interests of any Crusader Operating Entity or securities convertible into or exchangeable or exercisable for any such equity.

Section 2.3 Authority. Such Crusader Parent Entity (other than Crusader Management Parent) has full limited liability company or limited partnership power and authority to execute and deliver this Agreement and any ancillary agreements to which such Crusader Parent Entity is or will be a party (the “Parent Ancillary Agreements”) and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements to which such Crusader Parent Entity (other than Crusader Management Parent) is or will be a party and the consummation of the Transactions have been duly and validly authorized by such Crusader Parent Entities’ managers, members or general partner (as the case may be), and no other limited liability company or limited partnership proceedings on the part of such Crusader Parent Entity are necessary to authorize this Agreement and the Parent Ancillary Agreements to which such Crusader Parent Entity is or will be a party or for such Crusader Parent Entity to consummate the Transactions. This Agreement has been, and the Parent Ancillary Agreements to which such Crusader Parent Entity is or will be a party are, or upon execution by such Crusader Parent Entity will be, duly and validly executed and delivered by such Crusader Parent Entity and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of such Crusader Parent Entity enforceable against such Crusader Parent Entity in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

Section 2.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by such Crusader Parent Entity of its obligations hereunder will not:

(a) conflict with any provision of such Crusader Parent Entity’s (other than Crusader Management Parent) organizational documents; or

(b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission thereof or other governmental authority (“Governmental Authority”), except for any required filings under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state laws relating to takeovers, if applicable, state securities or blue sky laws, except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Closing in connection with transactions of the same nature as are contemplated hereby (“Customary Post-Closing Consents”) or (ii) any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and Permits that would not materially impair the ability of such Crusader Parent Entity to perform its obligations under this Agreement or any Parent Ancillary Agreement or prevent the consummation of any of the Transactions.

Section 2.5 Compliance with Securities Laws.

(a) The Common Shares (collectively, the “Securities”) being acquired by such Crusader Parent Entity, if any, are being acquired for such Crusader Parent Entity’s own account, not as a nominee or agent, and such Crusader Parent Entity does not have a present intention of selling or granting any participation in or otherwise distributing the Securities in any transaction in violation of the securities laws of the United States of America or any state, without prejudice, however, to such Crusader Parent Entity’s right at all times to sell or otherwise dispose of all or any part of the Securities under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder. Such Crusader Parent Entity understands and agrees that if it should in the future decide to dispose of any of the Securities, such Crusader Parent Entity may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered.

(b) Such Crusader Parent Entity (other than Crusader Management Parent and Crusader Energy Parent) (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities.

(c) It is understood that any certificates evidencing the Securities will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended, or any state securities law. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act and any such state securities laws or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act and state securities laws.”

Section 2.6 Proxy/Prospectus; Registration Statement. None of the information to be supplied by such Crusader Parent Entity for inclusion in the proxy statement relating to the Company Stockholders’ Meeting (as hereinafter defined) (the “Proxy”), to be filed by the Company with the Securities and Exchange Commission (“SEC”), and any amendments or supplements thereto, will, at the respective times the Proxy is filed and at the time the Proxy or any amendment or supplement thereto is first mailed to the Company stockholders, at the time of the Company Stockholders’ Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CRUSADER OPERATING ENTITIES

Each Crusader Operating Entity represents and warrants to the Company, solely as to itself and not with respect to any other Crusader Operating Entity (except as otherwise expressly provided herein) as follows (and each reference to a Crusader Material Adverse Effect in this Article III shall be a representation and warranty as to a Crusader Material Adverse Effect only with respect to the Crusader Operating Entity making the representation and warranty in which such reference appears):

Section 3.1 Organization and Qualification.

(a) Such Crusader Operating Entity is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the state of its formation, is duly qualified to do business as a foreign limited liability company or corporation and is in good standing in the jurisdictions set forth in Section 3.1(a) of the disclosure letter delivered by such Crusader Entities to the Company contemporaneously with the execution hereof (the “Crusader Disclosure Schedule”), which includes each jurisdiction in which the character of such Crusader Operating Entity’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Crusader Material Adverse Effect. Such Crusader Operating Entity has all requisite limited liability company or corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Such Crusader Operating Entity has made available to the Company a complete and correct copy of all of its organizational documents, each as amended to date, and such Crusader Operating Entity’s organizational documents as made available are in full force and effect. Such Crusader Operating Entity is not in default in any respect in the performance, observation or fulfillment of any provision of its organizational documents.

(b) Such Crusader Operating Entity has no Subsidiaries and does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For purposes of this Agreement, (i) a “Crusader Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time would cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of such Crusader Operating Entity; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Crusader Material Adverse Effect: any event, circumstance, change or effect that results from (A) changes affecting the economy generally, (B) changes in the market price or futures price of oil or natural gas, (C) (1) any public announcement prior to the date of this Agreement of discussions among the parties hereto regarding the Transactions, (2) the announcement of this Agreement, (3) the pendency of the consummation of the Transactions, or (4) any suit, action or proceeding arising out of or in connection with this Agreement or the Transactions, (D) compliance with the terms of this Agreement, (E) any generally applicable change in applicable law or GAAP or interpretation of any thereof, (F) actions or inactions specifically permitted by a prior written waiver by the Company of performance by such Crusader Operating Entity of any of its obligations under this Agreement, (G) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism, (H) the termination after the date of this Agreement of any employee’s or independent contractor’s employment by, or independent contractor relationship with, such Crusader Operating Entity, or any notice thereof, other than as a result of any breach by such Crusader Operating Entity of the terms of this Agreement, (I) (1) the taking of any action outside the ordinary course of business required by this Agreement or (2) the failure to take any action prohibited by this Agreement, (J) the failure of such Crusader Operating Entity to obtain any consent, approval, action, authorization or permit of any third party set forth in Section 3.4(c) of the Crusader Disclosure Schedule arising out of or in connection with this Agreement or the Transactions or (K) any expenses incurred in connection with the negotiation, documentation and execution of this Agreement, the actions required of such Crusader Operating Entity by Section 5.1 and Article VI and the consummation of the Transactions, including, as a result of such Crusader Operating Entity’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement, provided that if any of the foregoing clauses (A) through (K) constitutes a breach of any representation, warranty, covenant or agreement set forth in this Agreement, such occurrence (other than as described in the foregoing clauses (F), (I) or (K)) may be taken into account in the determination of a Crusader Material Adverse Effect; and (ii) “Subsidiary” means, with respect to any natural person corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization (a “Person”), of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

Section 3.2 Capitalization. All of the membership interests (the “Membership Interests”) or capital stock (the “Stock Interests”) issued by such Crusader Operating Entity that are outstanding as of the date hereof are described in Section 3.2 of the Crusader Disclosure Schedule. All of the outstanding Membership Interests or Stock Interests, as applicable, of such Crusader Operating Entity are validly issued, fully paid and nonassessable, and free of preemptive rights and are owned of record and beneficially by such Crusader Parent Entity as identified in Section 3.2 of the Crusader Disclosure Schedule. Except as set forth in Section 3.2 of the Crusader Disclosure Schedule, no equity interests of such Crusader Operating Entity are currently outstanding or may become outstanding in the future because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, equity interests of such Crusader Operating Entity, and there are no contracts, commitments, understandings or arrangements by which such Crusader Operating Entity is or may be bound to issue additional equity interests of such Crusader Operating Entity or securities convertible into or exchangeable or exercisable for any such equity. For purposes of this Agreement, phrases such as “knowledge of Crusader,” “to Crusader’s knowledge” and similar terms mean, with respect to a particular representation and warranty made by a Crusader Operating Entity, the current knowledge of the individuals set forth opposite such Crusader Operating Entity’s name in Section 3.2 of the Crusader Disclosure Schedule.

Section 3.3 Authority. Such Crusader Operating Entity has full limited liability company or corporate power and authority to execute and deliver this Agreement and any ancillary agreements to which such Crusader Operating Entity is or will be a party (the “Operating Entity Ancillary Agreements” and, together with the Parent Ancillary Agreements, the “Ancillary Agreements”) and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Operating Entity Ancillary Agreements to which such Crusader Operating Entity is or will be a party and the consummation of the Transactions have been duly and validly authorized by such Crusader Operating Entity’s managers, members or board of directors (as the case may be), and no other limited liability company or corporate proceedings on the part of such Crusader Operating Entity are necessary to authorize this Agreement and the Operating Entity Ancillary Agreements to which such Crusader Operating Entity is or will be a party or to consummate the Transactions. This Agreement has been, and the Operating Entity Ancillary Agreements to which such Crusader Operating Entity is or will be a party are, or upon execution will be, duly and validly executed and delivered by such Crusader Operating Entity and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of such Crusader Operating Entity enforceable against such Crusader Operating Entity in accordance with their respective terms, except for the Enforceability Exception.

Section 3.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement and the Operating Entity Ancillary Agreements, the consummation of the Transactions and the performance by such Crusader Operating Entity of its obligations hereunder and thereunder will not:

(a) conflict with any provision of such Crusader Operating Entity’s organizational documents;

(b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in Section 3.4(b) of the Crusader Disclosure Schedule and except for Customary Post Closing Consents or (ii) except as set forth in Section 3.4(b) of the Crusader Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and Permits that would not (A) result in a Crusader Material Adverse Effect, (B) materially impair the ability of such Crusader Operating Entity to perform its obligations under this Agreement or any Operating Entity Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 3.4(c) of the Crusader Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which such Crusader Operating Entity is a party or by which such Crusader Operating Entity or any of its properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Crusader Material Adverse Effect, (ii) materially impair the ability of such Crusader Operating Entity to perform their obligations under this Agreement or any Operating Entity Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) except as set forth in Section 3.4(d) of the Crusader Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to such Crusader Operating Entity;

(e) except as set forth in Section 3.4(e) of the Crusader Disclosure Schedule, result in the creation of any Liens upon any shares of capital stock or material properties or assets of such Crusader Operating Entity under any agreement or instrument to which such Crusader Operating Entity is a party or by which such Crusader Operating Entity or any of its properties or assets is bound; or

(f) result in any holder of any securities of such Crusader Operating Entity being entitled to appraisal, dissenters’ or similar rights.

Section 3.5 Financial Statements. The financial statements of such Crusader Operating Entity or its predecessors listed in Section 3.5 of the Crusader Disclosure Schedule (the “Crusader Financial Statements”), a copy of each of which previously has been provided to the Company, are, except as set forth in Section 3.5 of the Crusader Disclosure Schedule, GAAP Prepared. For purposes of this Agreement, “GAAP Prepared” means that such financial statements have been prepared from, and are in accordance with, the books and records of the applicable entity to which such financial statements relate, comply in all material respects with applicable accounting requirements and with the applicable published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (subject, in the case of interim financial statements, to normal year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the applicable entity to which such financial statements relate, as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of such applicable entity, for the periods presented therein (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 3.6 Absence of Undisclosed Liabilities; Operations and Assets of Certain Crusader Operating Entities.

(a) As of the date hereof, such Crusader Operating Entity does not have any liabilities or obligations of any nature (contingent or otherwise) except (i) as set forth in Section 3.6(a), Section 3.6(b) or Section 3.6(c) of the Crusader Disclosure Schedule, (ii) as reflected or reserved against in the balance sheets (or the notes thereto) as of September 30, 2007, included in the Crusader Financial Statements, (iii) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 2007, (iv) liabilities that would not have a Crusader Material Adverse Effect, (v) liabilities not required by GAAP to be reflected on a balance sheet of such Crusader Operating Entity or the notes thereto and (vi) liabilities under this Agreement.

(b) As of the date hereof, the only assets of Crusader Energy are described in Section 3.6(b) of the Crusader Disclosure Schedule. Crusader Energy has engaged in no business and has conducted no operations other than the ownership of the assets described in Section 3.6(b) of the Crusader Disclosure Schedule. As of the date hereof, except as disclosed in Section 3.6(b) of the Crusader Disclosure Schedule and obligations under this Agreement, Crusader Energy has no liabilities or obligations of any nature (contingent or otherwise).

(c) As of the date hereof, the only assets of Knight Energy are described in Section 3.6(c) of the Crusader Disclosure Schedule. Knight Energy has engaged in no business and has conducted no operations other than the ownership of the assets described in Section 3.6(c) of the Crusader Disclosure Schedule. As of the date hereof, except as disclosed in Section 3.6(c) of the Crusader Disclosure Schedule and obligations under this Agreement, Knight Energy has no liabilities or obligations of any nature (contingent or otherwise).

Section 3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Crusader Disclosure Schedule or as contemplated by this Agreement, since December 31, 2006, (a) such Crusader Operating Entity has conducted its business in all material respects only in the ordinary course of business consistent with past practices, (b) through the date of this Agreement, there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Crusader Material Adverse Effect with respect to such Crusader Operating Entity, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any Membership Interest or Stock Interest, as applicable, of such Crusader Operating Entity, or any repurchase, redemption or other acquisition by such Crusader Operating Entity of any outstanding Membership Interests or Stock Interests, as applicable, or other securities of, or other ownership interests in, such Crusader Operating Entity, (d) there has not been any amendment of any term of any outstanding Membership Interest or Stock Interest, as applicable, of such Crusader Operating Entity, and (e) there has not been any change in any method of accounting or accounting practice by such Crusader Operating Entity, except for any such change required because of a concurrent change in GAAP.

Section 3.8 Taxes. Except as otherwise disclosed in Section 3.8 of the Crusader Disclosure Schedule and for matters that would not have a Crusader Material Adverse Effect:

(a) Such Crusader Operating Entity has timely filed (or has had timely filed on its behalf), or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of such Crusader Operating Entity or any other information required to be shown thereon. In particular, the foregoing tax returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

(b) Such Crusader Operating Entity has paid (or has paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date. Such Crusader Operating Entity has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Audit by a Tax Authority is pending as of the date of this Agreement or, to the knowledge of Crusader, threatened as of the date of this Agreement, with respect to any Tax Returns filed by, or Taxes due from, such Crusader Operating Entity. To the knowledge of Crusader, no issue has been raised by any Tax Authority in any Audit of such Crusader Operating Entity that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been, proposed, asserted, assessed or, to the knowledge of Crusader, threatened as of the date of this Agreement, against such Crusader Operating Entity. There are no liens for Taxes upon the assets of such Crusader Operating Entity, except liens for current Taxes not yet delinquent.

(d) Such Crusader Operating Entity has not given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e) Prior to the date hereof, such Crusader Operating Entity has disclosed and provided or made available true and complete copies to the Company of all material Tax sharing, Tax indemnity, or similar agreements to which such Crusader Operating Entity is a party, is bound by, or has any obligation or liability for Taxes.

(f) In this Agreement, (i) “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority or proceeding or appeal of such proceeding relating to Taxes; (ii) “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (iii) “Tax Authority” means the Internal Revenue Service and any other domestic, state, local or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) “Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(g) No Crusader Operating Entity has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(h) Such Crusader Operating Entity has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(i) Such Crusader Operating Entity does not have a liability for Taxes of any Person (other than such Crusader Operating Entity) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j) Such Crusader Operating Entity has not distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

(k) Such Crusader Operating Entity (other than Crusader Management) will be immediately prior to Closing, an entity disregarded from its owner from a federal income tax perspective. Such Crusader Operating Entity (other than Crusader Management) has not, and will not, file an election to be taxed as a corporation from a federal income tax perspective.

(l) Such Crusader Operating Entity has not (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of Former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112-1. Such Crusader Operating Entity has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

Section 3.9 Litigation. Except as disclosed in Section 3.9 of the Crusader Disclosure Schedule, as of the date of this Agreement there is no suit, claim, action, proceeding or investigation pending or, to Crusader’s knowledge, threatened against or directly affecting such Crusader Operating Entity or any of the managers or directors of such Crusader Operating Entity in their capacity as such, nor, to Crusader’s knowledge, is there any reasonable basis for any such suit, claim, action, proceeding or investigation that would have a Crusader Material Adverse Effect, if adversely determined. Neither such Crusader Operating Entity nor any officer, director or employee of such Crusader Operating Entity has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of such Crusader Operating Entity nor, to the knowledge of Crusader, is such Crusader Operating Entity or any officer, director or employee of such Crusader Operating Entity in their capacity as such under investigation by any Governmental Authority. Except as disclosed in Section 3.9 of the Crusader Disclosure Schedule, as of the date of this Agreement there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring such Crusader Operating Entity to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 3.9 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.11.

Section 3.10 Employee Benefit Plans; ERISA.

(a) Section 3.10(a)(1) of the Crusader Disclosure Schedule contains a true and complete list of the individual or group employee or consultant benefit plans or arrangements of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) sponsored, maintained or contributed to by such Crusader Operating Entity within six years prior to the Closing (“Crusader Benefit Plans”), and Section 3.10(a)(2) of the Crusader Disclosure Schedule lists each individual employment, consulting, severance or similar agreement with respect to which any Crusader Operating Entity has any current or future obligation or liability other than the Crusader Severance Policy (“Crusader Employee Agreement”).

(b) With respect to each Crusader Benefit Plan of such Crusader Operating Entity (except as specified below): (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Crusader, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that would not result in a Crusader Material Adverse Effect with respect to such Crusader Operating Entity; (iii) such Crusader Operating Entity has not engaged in, and, to Crusader’s knowledge, as of the date of this Agreement no Person has engaged in, any transaction or acted or failed to act in any manner that would subject such Crusader Operating Entity to any liability for a breach of fiduciary duty under ERISA that would result in a Crusader Material Adverse Effect; (iv) as of the date of this Agreement no disputes are pending or, to the knowledge of Crusader, threatened; (v) such Crusader Operating Entity has not engaged in, and, to Crusader’s knowledge, no Person has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that would result in a Crusader Material Adverse Effect; (vi) with respect to any plan subject to Title IV of ERISA that is maintained during the six year period preceding the Closing by such Crusader Operating Entity or any trade or business, whether or not incorporated, which together with such Crusader Operating Entity would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Crusader ERISA Affiliate”), there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”); (vii) with respect to any Crusader Benefit Plan subject to Title IV of ERISA during the six year period preceding the Closing, all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) with respect to any Crusader Benefit Plan subject to Title IV of ERISA during the six year period preceding the Closing, no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for plan which is a defined benefit pension plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made by such Crusader Operating Entity under any Crusader Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of such Crusader Operating Entity.

(c) No Crusader Benefit Plan maintained during the six year period preceding the Closing is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to which such Crusader Operating Entity or a Crusader ERISA Affiliate could be subject to any liability, lien or encumbrance with respect to any Crusader Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA, maintained, sponsored or contributed to by a Crusader Operating Entity or Crusader ERISA Affiliate, under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

(d) Except as set forth in Section 3.10(d) of the Crusader Disclosure Schedule, no present or former employees of such Crusader Operating Entity are covered by any Crusader Employee Agreements or plans that provide or will provide severance pay, change of control payments, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to such Crusader Operating Entity under Sections 4999 and 280G of the Code, respectively.

(e) Attached as Section 3.10(e) of the Crusader Disclosure Schedule is a current list of such Crusader Operating Entity’s employees (the “Crusader Employees”), a copy of such Crusader Operating Entity’s severance policy (the “Crusader Severance Policy”), a severance package table which lists the maximum amount of all cash amounts as of September 30, 2007 that may be paid to such Crusader Employees, and a list of Crusader Employees with written employment agreements, written letter agreements, agreements covered by resolution of such Crusader Operating Entity’s board of managers or directors addressing specific employees, or other agreements set forth in Section 3.10(a)(2) of the Crusader Disclosure Schedule.

Section 3.11 Environmental Liability. Except as set forth in Section 3.11 of the Crusader Disclosure Schedule or as would not result in a Crusader Material Adverse Effect:

(a) The business of such Crusader Operating Entity have been and are operated in material compliance with all applicable federal, state and local statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standards, and legal requirements relating to the protection of the environment and human health, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, “Environmental Laws”).

(b) Such Crusader Operating Entity has not caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, “Hazardous Substances”), except in material compliance with all Environmental Laws, and, to Crusader’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by such Crusader Operating Entity except in material compliance with all Environmental Laws.

(c) As of the date of this Agreement, such Crusader Operating Entity has not received any written notice from any Governmental Authority or third party or, to the knowledge of Crusader, any other communication alleging or concerning any material violation by such Crusader Operating Entity of, or responsibility or liability of such Crusader Operating Entity under, any Environmental Law. As of the date of this Agreement, there are no pending or, to the knowledge of Crusader, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of such Crusader Operating Entity alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Crusader have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Such Crusader Operating Entity has obtained and is in compliance in all material respects with all material permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, registrations and other authorizations of Governmental Authorities (“Permits”) under all Environmental Laws required for the operation of the business of such Crusader Operating Entity as currently conducted; as of the date of this Agreement there are no pending or, to the knowledge of Crusader, threatened actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such Permits; and as of the date of this Agreement Crusader does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such Permits.

(e) Without in any way limiting the generality of the foregoing, as of the date of this Agreement (i) to Crusader’s knowledge, all offsite locations where such Crusader Operating Entity has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by such Crusader Operating Entity except in material compliance with Environmental Laws.

(f) As of the date of this Agreement, no claims have been asserted or, to Crusader’s knowledge, threatened to be asserted against such Crusader Operating Entity for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by such Crusader Operating Entity.

Section 3.12 Compliance with Applicable Laws.

(a) Such Crusader Operating Entity holds all material Permits necessary for the lawful conduct of its business, as now conducted, and such businesses are not being, and such Crusader Operating Entity has not received any notice as of the date of this Agreement from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Crusader Material Adverse Effect; provided, however, no representation or warranty in this Section 3.12 is made with respect to Taxes, which are covered exclusively in Section 3.8, Employee Benefit Plans or ERISA matters, which are covered exclusively in Section 3.10, Environmental Laws, which are covered exclusively in Section 3.11, or labor matters or employee matters, which are covered exclusively in Section 3.14.

(b) Neither such Crusader Operating Entity nor, to the knowledge of Crusader, any director, officer, agent, employee or other Person acting on behalf of such Crusader Operating Entity, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

Section 3.13 Insurance. Section 3.13 of the Crusader Disclosure Schedule lists each insurance policy of such Crusader Operating Entity currently in effect. Such Crusader Operating Entity has made available to the Company a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, neither such Crusader Operating Entity nor, to such Crusader’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Crusader does not have any knowledge of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Crusader Material Adverse Effect. Section 3.13 of the Crusader Disclosure Schedule describes any self-insurance arrangements affecting such Crusader Operating Entity. To Crusader’s knowledge, the insurance policies listed in Section 3.13 of the Crusader Disclosure Schedule include all policies which are required in connection with the operation of the businesses of such Crusader Operating Entity as currently conducted by applicable laws and all agreements relating to such Crusader Operating Entity. There is no material claim by such Crusader Operating Entity pending as of the date of this Agreement under such Crusader Operating Entity’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.14 Labor Matters; Employees.

(a) Except as set forth in Section 3.14 of the Crusader Disclosure Schedule, (i) as of the date of this Agreement, there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Crusader, threatened against or affecting such Crusader Operating Entity and, during the past five years, there has not been any such action, (ii) such Crusader Operating Entity is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of such Crusader Operating Entity, (iii) none of the employees of such Crusader Operating Entity are represented by any labor organization and Crusader does not have any knowledge of any current union organizing activities among the employees of such Crusader Operating Entity, (iv) such Crusader Operating Entity has at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) as of the date of this Agreement there is no unfair labor practice charge or complaint against such Crusader Operating Entity pending or, to the knowledge of Crusader, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) as of the date of this Agreement there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to such Crusader Operating Entity, (vii) as of the date of this Agreement, neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to such Crusader Operating Entity, and (viii) as of the date of this Agreement, there is no employee or governmental claim or investigation relating to such Crusader Operating Entity, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), such Crusader Operating Entity has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Crusader Operating Entity, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of such Crusader Operating Entity, nor has such Crusader Operating Entity been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that would have a Crusader Material Adverse Effect.

Section 3.15 Reserve Materials.

(a) All information (including the statement of the percentage of net revenues from the oil and gas wells and other interests evaluated therein to which such Crusader Operating Entity is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by such Crusader Operating Entity) supplied to Laroche Petroleum Consultants, Ltd. by or on behalf of such Crusader Operating Entity that was material to the estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of the Crusader Operating Entities in connection with the preparation of the proved oil and gas reserve materials concerning the Oil and Gas Interests of the Crusader Operating Entities as of June 30, 2007, and reviewed by such engineering firm (the “Crusader Reserve Materials”) was (at the time supplied or as modified or amended prior to the finalization of such Crusader Reserve Materials) true and correct in all material respects and to Crusader’s knowledge there were no material errors in such information that existed at the time the Crusader Reserve Materials were finalized. For purposes of this Agreement “Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, Permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), changes resulting from depletion resulting from the ordinary course of operations in an amount, other than as set forth in Section 3.15(a) of the Crusader Disclosure Schedule, consistent with the depletion forecast contained in the Crusader Reserve Materials and any dispositions set forth in Section 3.15(b) of the Crusader Disclosure Schedule, as of the date of this Agreement there has been no change in respect of the matters addressed in the Crusader Reserve Materials that would have a Crusader Material Adverse Effect.

(b) Set forth in Section 3.15(b) of the Crusader Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Crusader Reserve Materials that such Crusader Operating Entity has disposed of prior to the date hereof.

Section 3.16 Material Contracts.

(a) Except as set forth in Section 3.16(a) of the Crusader Disclosure Schedule, such Crusader Operating Entity is not a party to or bound by or otherwise subject to any oral or written contract, lease, indenture, agreement, arrangement or understanding of the following nature, excluding any material agreement or contract pursuant to which a Crusader Operating Entity leases, has rights of ingress, egress, easement or passage, or otherwise has rights in or access to surface or subsurface real property and/or the Hydrocarbons or other minerals located thereon or thereunder for the purpose or use of exploration, exploitation, drilling, production, gathering or transportation of Hydrocarbons, including without limitation each contract and each amendment, ratification, settlement agreement and letter agreement pertaining thereto (each, an “Oil and Gas Lease”), to which such Crusader Operating Entity is a party (collectively, the “Crusader Oil and Gas Leases” and, together with the items described in the following clauses (i) through (xiv), the “Crusader Material Contracts”):

(i) of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by the Crusader Operating Entities, taken as a whole, which would go effective as of the date of this Agreement;

(ii) evidencing or related to indebtedness for borrowed money, whether directly or indirectly;

(iii) containing any provision or covenant (A) limiting the ability of such Crusader Operating Entity to (1) sell any products or services of any other Person, (2) engage in any line of business, or (3) compete with or obtain products or services from any Person or (B) limiting the ability of any Person to compete with or to provide products or services to such Crusader Operating Entity (collectively, “Exclusivity Arrangements”);

(iv) that contains a “change in control” or similar provision pursuant to which the execution and delivery of this Agreement or the consummation of the Transactions would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit;

(v) providing for the disposition of any significant portion of the assets or business of such Crusader Operating Entity (other than sales of products in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the ordinary course of business);

(vi) concerning a partnership or joint venture;

(vii) any employment, change of control, severance, retention, consulting or similar plan, policy or agreement;

(viii) containing covenants purporting to limit the freedom of such Crusader Operating Entity to hire an individual or group of individuals;

(ix) providing for “earn outs,” or other contingent payments by such Crusader Operating Entity;

(x) confidentiality or standstill agreements with any Person that restrict such Crusader Operating Entity in the use of any information or the taking of any actions by such Crusader Operating Entity entered into in connection with the consideration by such Crusader Operating Entity of any acquisition of equity interests or assets;

(xi) providing rights of indemnification in favor of a director, officer or manager of such Crusader Operating Entity;

(xii) any material sales, purchase or marketing contract that is currently in effect and under which such Crusader Operating Entity is a seller of Hydrocarbons (other than “spot” sales agreements entered into in the ordinary course of business with a term of six months or less, and which provide for a price not less than the market value price that would be received pursuant to an arms-length contract for the same term with an unaffiliated third party purchaser) (a “Hydrocarbon Sales Agreement”);

(xiii) any material sales, purchase or marketing contract that is currently in effect and under which such Crusader Operating Entity is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable by such Crusader Operating Entity which is a party thereto without penalty on 30 days’ notice or less, which provide for a price not greater then the market value price that would be paid pursuant to an arm’s-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken) (a “Hydrocarbon Purchase Agreement”); or

(xiv) not entered into in the ordinary course of business in which the amount involved is in excess of $300,000.

(b) All Crusader Material Contracts are the valid and legally binding obligations of such Crusader Operating Entity party thereto and, to the knowledge of Crusader, each of the other parties thereto and are enforceable in accordance with their respective terms subject to the Enforceability Exception. Such Crusader Operating Entity is not in material breach or default with respect to, and to the knowledge of Crusader, no other party to any Crusader Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise. Neither such Crusader Operating Entity nor, as of the date of this Agreement, any other party to any Crusader Material Contract to which such Crusader Operating Entity is a party has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof. Except as set forth in Section 3.16(b) of the Crusader Disclosure Schedule, no Crusader Material Contract to which such Crusader Operating Entity is a party contains any provision that prevents such Crusader Operating Entity from owning, managing and operating the Oil and Gas Interests owned by it in accordance with historical practices.

(c) As of the date hereof, except as set forth in Section 3.16(c) of the Crusader Disclosure Schedule, (i) there are no outstanding calls for payments in excess of $300,000 that are due from such Crusader Operating Entity or that such Crusader Operating Entity is committed to make that have not been made; (ii) there are no material operations with respect to the Oil and Gas Interests which such Crusader Operating Entity has become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d) Except as set forth in Section 3.16(d) of the Crusader Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of such Crusader Operating Entity which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of such Crusader Operating Entity are limited by terms fixed by a certain number of years (other than primary terms under Oil and Gas Leases of such Crusader Operating Entity and as may otherwise be provided by applicable law).

Section 3.17 Required Stockholder Vote. No vote of the holders of any class or series of equity of such Crusader Operating Entity is necessary to consummate the Transactions which vote has not been obtained prior to the date of this Agreement.

Section 3.18 Proxy/Prospectus; Registration Statement. None of the written information to be supplied by such Crusader Operating Entity for inclusion in the Proxy, to be filed by the Company with the SEC, and any amendments or supplements thereto, will, at the respective times the Proxy is filed and at the time the Proxy or any amendment or supplement thereto is first mailed to the Company stockholders, at the time of the Company Stockholders’ Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.19 Intellectual Property. Such Crusader Operating Entity owns, or is licensed or otherwise has the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property”) currently used in the conduct of the business of such Crusader Operating Entity, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Crusader Material Adverse Effect. As of the date of this Agreement, no Person has notified such Crusader Operating Entity in writing, and Crusader does not have any knowledge, that its use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of such Crusader Operating Entity that would have a Crusader Material Adverse Effect, and, to Crusader’s knowledge, no Person is infringing on any right of such Crusader Operating Entity with respect to any such Intellectual Property. As of the date of this Agreement, no claims are pending or, to Crusader’s knowledge, threatened that such Crusader Operating Entity is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

Section 3.20 Hedging. Section 3.20 of the Crusader Disclosure Schedule sets forth for the periods shown the obligations of such Crusader Operating Entity as of the date hereof for the delivery of Hydrocarbons attributable to any of the properties of such Crusader Operating Entity in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 3.20 of the Crusader Disclosure Schedule, as of the date hereof, such Crusader Operating Entity is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by such Crusader Operating Entity in connection with the Transactions based upon arrangements made by and on behalf of such Crusader Operating Entity.

Section 3.22 Takeover Laws and Rights Plans. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to such Crusader Operating Entity is applicable to the Transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Crusader Entity as follows:

Section 4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered by the Company to the Crusader Operating Entities contemporaneously with the execution hereof (the “Company Disclosure Schedule”), which includes each jurisdiction in which the character of the Company’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. The Company has made available to the Crusader Operating Entities a complete and correct copy of its articles of incorporation and bylaws or other formation documents, each as amended to date, and the articles of incorporation and bylaws as made available are in full force and effect. The Company is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws or other formation documents.

(b) Section 4.1(b) of the Company Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of the Company and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of the Company’s Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions listed in Section 4.1(b) of the Company Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate, limited liability company or limited partnership power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Company has made available to the Crusader Operating Entities a complete and correct copy of the articles of incorporation and bylaws (or similar organizational documents) of each of the Company’s Subsidiaries, each as amended to date, and the articles of incorporation and bylaws (or similar organizational documents) as made available are in full force and effect. No Subsidiary of the Company is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than the Company’s Subsidiaries, the Company does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For purposes of this Agreement, a “Company Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time would cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following be deemed to constitute or be taken into account in determining a Company Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) changes in the market price or futures price of oil or natural gas, (iii) (A) any public announcement prior to the date of this Agreement of discussions among the parties hereto regarding the Transactions, (B) the announcement of this Agreement, (C) the pendency of the consummation of the Transactions, or (D) any suit, action or proceeding arising out of or in connection with this Agreement or the Transactions, (iv) compliance with the terms of this Agreement, (v) any adverse change in the market price or trading volume of the Common Shares after the date hereof; provided, that the underlying cause of any such change may be taken into consideration in making such determination, (vi) any generally applicable change in applicable law or GAAP or interpretation of any thereof, (vii) actions or inactions specifically permitted by a prior written waiver by the Crusader Representative of performance by the Company of any of its obligations under this Agreement, (viii) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism, (ix) the termination after the date of this Agreement of any Company Employee’s, consultant’s or independent contractor’s employment by, or independent contractor or consultant relationship with, the Company or any of its Subsidiaries, or any notice thereof, other than as a result of any breach by the Company or any of its Subsidiaries of the terms of this Agreement, (x) (A) the taking of any action outside the ordinary course of business required by this Agreement, or (B) the failure to take any action prohibited by this Agreement, (xi) the failure of the Company or any Subsidiary to obtain any consent, approval, action, authorization or permit of any third party set forth in Section 4.4(c) of the Company Disclosure Schedule arising out of or in connection with this Agreement or the Transactions or (xii) any expenses incurred in connection with the negotiation, documentation and execution of this Agreement, the actions required of the Company by Section 5.2 and Article VI and the consummation of the Transactions, including, as a result of the Company’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers, Company Employees or consultants under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement; provided that if any of the foregoing clauses (i) through (xii) constitutes a breach of any representation, warranty, covenant or agreement set forth in this Agreement, such occurrence (other than as described in clauses (vii), (x) and (xii)) may be taken into account in the determination of a Company Material Adverse Effect.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 Common Shares, and 10,000,000 shares of preferred stock of the Company, par value $.01 per share. As of the date hereof, the Company has (i) 25,361,273 Common Shares issued and outstanding, 146,953 of which are subject to vesting under stock option plans or agreements as set forth in Section 4.2(a) of the Company Disclosure Schedule, (ii) no Common Shares in treasury, (iii) no shares of preferred stock outstanding, (iv) no outstanding stock options to acquire Common Shares under any stock option plans or agreements of the Company, (v) 1,245,000 unvested Common Shares subject to award agreements issued under compensation plans, which Common Shares vest and terminate, as set forth in Section 4.2(a) of the Company Disclosure Schedule and (vi) 566,392 Common Shares issuable pursuant to warrants outstanding which have the exercise prices and term set forth in Section 4.2(a) of the Company Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with the Company’s stockholders, whether together or as a separate class, on any matters on which the Company’s stockholders may vote. All the outstanding Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, calls or other contracts, commitments, understandings or arrangements (including “rights plans” or “poison pills”) obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class or any other awards the payment or value of which is determined based on the value of shares of the Company’s capital stock. There are no agreements, arrangements or other understandings to which the Company is a party with respect to the right to vote any shares of capital stock of the Company.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding equity interests of each Company Subsidiary free and clear of all Liens, all of the equity interests of each Company Subsidiary are validly issued, fully paid and nonassessable, there are no irrevocable proxies with respect to any such equity interests, and no equity interests of any Company Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, equity interests of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue additional equity interests of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such equity interests.

Section 4.3 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Company Stockholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized by the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is or will be a party or to consummate the Transactions, other than the Company Stockholders’ Approval. This Agreement has been, and the Ancillary Agreements to which the Company is or will be a party are, or upon execution will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute valid and binding obligations of the Company enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.

Section 4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the performance by the Company of its obligations hereunder and thereunder will not:

(a) subject to receipt of the Company Stockholders’ Approval, conflict with any provision of the articles of incorporation or bylaws, as amended, of the Company or the organizational documents of any of its Subsidiaries;

(b) require any consent, waiver, approval, order, authorization or Permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for any applicable requirements of the HSR Act, the Securities Act, the Exchange Act, the AMEX, state laws relating to takeovers, if applicable, state securities or blue sky laws, and Customary Post-Closing Consents or (ii) except as set forth in Section 4.4(b) of the Company Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and Permits that would not (A) result in a Company Material Adverse Effect, (B) materially impair the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 4.4(c) of the Company Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Company Material Adverse Effect, (ii) materially impair the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) except as set forth in Section 4.4(c) of the Company Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries;

(e) except as set forth in Section 4.4(c) of the Company Disclosure Schedule, result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of the Company or equity interests of its Subsidiaries (other than a Crusader Operating Entity after the Closing) under any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound; or

(f) result in any holder of any securities of the Company being entitled to appraisal, dissenters’ or similar rights.

Section 4.5 Company SEC Reports.

(a) The Company has filed with the SEC true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it with the SEC since December 31, 2004, under the Securities Act or the Exchange Act (the forms, documents, statements and reports filed with or furnished to the SEC since December 31, 2004, and those filed with or furnished to the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, collectively, the “Company SEC Reports”). As of the respective dates the Company SEC Reports were filed (or, if any such Company SEC Reports filed prior to the date of this Agreement were amended, as of the date of the last such amendment filed with the SEC at least two business days prior to the date of this Agreement), each Company SEC Report, including any financial statements or schedules included therein, (a) complied or, if filed or furnished to the SEC after the date of this Agreement, will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not or, if filed or furnished to the SEC after the date of this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Company SEC Report has occurred that would require the Company to file a Current Report on Form 8-K other than the execution of this Agreement. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any Company SEC Reports.

(b) The chief executive officer and chief financial officer of the Company have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither the Company nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing the Company’s SEC filings and other public disclosure and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards, rules and regulations of, and the agreement with, The American Stock Exchange.

Section 4.6 Company Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) filed with the SEC since December 31, 2004 have been GAAP Prepared.

Section 4.7 Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (contingent or otherwise) except (a) as reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, as filed with the SEC on April 18, 2007 (the “2006 Form 10-K”), and any Company SEC Reports filed and publicly available after April 18, 2007, and at least two business days prior to the date of this Agreement, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2006, (c) liabilities that would not have a Company Material Adverse Effect, (d) liabilities not required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto and (e) liabilities under this Agreement.

Section 4.8 Absence of Certain Changes. Except as set forth in the financial statements in the Company’s Form 10-Q for the period ending September 30, 2007, as filed with the SEC on November 14, 2007 (the “September 2007 Form 10-Q”), as set forth in Section 4.8 of the Company Disclosure Schedule or as contemplated by this Agreement, since December 31, 2006, through the date of this Agreement (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practices, (b) through the date of this Agreement, there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Company Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of the Company or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of the Company.

Section 4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Company Disclosure Schedule and for matters that would not have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf), or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of the Company or any other information required to be shown thereon. In particular, the foregoing Tax Returns are not subject to penalties under Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

(b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date. The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Company Employee, independent contractor, consultant, creditor, stockholder, or other third party.

(c) As of the date of this Agreement, no Audit by a Tax Authority is pending or, to the knowledge of the Company, threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any Subsidiary. To the knowledge of the Company, no issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. As of the date of this Agreement, no material deficiency or adjustment for any Taxes has been proposed, asserted, assessed, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent. For purposes of this Agreement, phrases such as “knowledge of the Company” and similar terms mean the current knowledge of any officer or Chairman of the Company.

(d) Neither the Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e) Prior to the date hereof, the Company and its Subsidiaries have disclosed, and provided or made available true and complete copies to the Crusader Entities of, all material Tax sharing, Tax indemnity, or similar agreements to which the Company or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

(f) Except as set forth in Section 4.9(f) of the Company Disclosure Schedule, and except for the group of which the Company is currently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(g) The Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(h) None of the Company or any of its Subsidiaries has a liability for Taxes of any Person under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that also purported or intended to be governed in whole or in part by Code Sections 355 and 361.

(j) Neither the Company nor any Subsidiary has (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011 4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of Former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112-1. To the knowledge of the Company, the Company and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

Section 4.10 Litigation. Except as set forth in Item 3 of the 2006 Form 10-K, Item 1 of the September 2007 Form 10-Q or Section 4.10 of the Company Disclosure Schedule, as of the date of this Agreement there is no suit, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against or directly affecting the Company, any Subsidiaries of the Company or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as such, nor, to the Company’s knowledge, is there any reasonable basis for any such suit, claim, action, proceeding or investigation that would have a Company Material Adverse Effect, if adversely determined. Neither the Company nor any of its Subsidiaries, nor any Company Employee, consultant, officer or director of the Company or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Subsidiary, nor, to the knowledge of the Company, is the Company, any Subsidiary or any Company Employee, consultant, officer or director of the Company or any of its Subsidiaries in their capacity as such under investigation by any Governmental Authority. Except as set forth in Item 3 of the 2006 Form 10-K, Item 1 of the September 2007 Form 10-Q or Section 4.10 of the Company Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

Section 4.11 Employee Benefit Plans; ERISA.

(a) Section 4.11(a)(1) of the Company Disclosure Schedule contains a true and complete list of the individual or group employee or consultant benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA) sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Company

ERISA Affiliate”) within six years prior to the Closing (“Company Benefit Plans”), and Section 4.11(a)(2) of the Company Disclosure Schedule lists each individual employment, consulting, severance, retention or similar plan, policy or agreement, written or oral, with respect to which the Company, any of its Subsidiaries or any Company ERISA Affiliate has any current or future obligation or liability, other than the Company Retention Policy.

(b) With respect to each Company Benefit Plan (except as specified below): (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that would not result in a Company Material Adverse Effect; (iii) neither the Company nor any Company ERISA Affiliate has engaged in, and as of the date of this Agreement the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject the Company or any Company ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that would result in a Company Material Adverse Effect; (iv) as of the date of this Agreement, no disputes are pending or, to the knowledge of the Company or any Company ERISA Affiliate, threatened; (v) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that would result in a Company Material Adverse Effect; (vi) there has been no “reportable event” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit pension plans (if applicable), each Company Benefit Plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Company Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of the Company or a Company ERISA Affiliate.

(c) No Company Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to the Company or a Company ERISA Affiliate in connection with which the Company could be subject to any liability, lien or encumbrance with respect to any Company Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Company ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

(d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, no present or former Company Employees or consultants are covered by any employee agreements or plans that provide or will provide severance pay, change of control payments, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any Company Employee or consultants to be either subject to an excise tax or non-deductible to the Company under Sections 4999 and 280G of the Code, respectively.

(e) Attached as Section 4.11(e) of the Company Disclosure Schedule is a current list of (i) the present employees of the Company and its Subsidiaries and (ii) persons performing services exclusively or primarily for the Company or its Subsidiaries who are employed by any third party (including without limitation an employment agency, staff leasing company or similar entity) who employs persons who provide services to the Company and its Subsidiaries ((i) and (ii) collectively, the “Company Employees” and each individually, a “Company Employee”), a list of the Company’s consultants, a copy of the Company’s retention policy (the “Company Retention Policy”), a table which lists the maximum amount of all cash that may be paid to Company Employees or consultants under the Company Retention Policy and any other amount that otherwise may be paid to Company Employees or consultants upon termination of their employment or engagement, as applicable, with the Company or any of its Subsidiaries (including any such termination upon the consummation of the Transactions) or upon the consummation of the Transactions, and a list of Company Employees or consultants with oral or written agreements with the Company or any Subsidiary of the Company or agreements covered by resolution of the Company’s board of directors addressing specific Persons, other than agreements set forth in Section 4.11(a)(2) of the Company Disclosure Schedule.

Section 4.12 Environmental Liability. Except as set forth in Section 4.12 of the Company Disclosure Schedule or as would not result in liabilities that have a Company Material Adverse Effect:

(a) The businesses of the Company and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in material compliance with all Environmental Laws, and, to the Company’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by the Company for any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of the Company, any other communication alleging or concerning any material violation by the Company or any of its Subsidiaries of, or responsibility or liability of the

Company or any of its Subsidiaries under, any Environmental Law. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of the Company or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does the Company have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) The Company and its Subsidiaries have obtained and are in compliance in all material respects with all material Permits under all Environmental Laws required for the operation of the businesses of the Company and its Subsidiaries as currently conducted; as of the date of this Agreement there are no pending or, to the knowledge of the Company, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such Permits; and as of the date of this Agreement the Company does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such Permits.

(e) Without in any way limiting the generality of the foregoing, as of the date of this Agreement (i) to the Company’s knowledge, all offsite locations where the Company or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no PCBs, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by the Company or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) As of the date of this Agreement, no claims have been asserted or, to the Company’s knowledge, threatened to be asserted against the Company or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by the Company or its Subsidiaries.

Section 4.13 Compliance with Applicable Laws.

(a) The Company and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither the Company nor any of its Subsidiaries have received any notice as of the date of this Agreement from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Company Material Adverse Effect; provided, however, no representation or warranty in this Section 4.13 is made with respect to Taxes, which are covered exclusively in Section 4.8, Employee Benefit Plans or ERISA matters, which are covered exclusively in Section 4.10, Environmental Laws, which are covered exclusively in Section 4.12, or labor matters or employee matters, which are covered exclusively in Section 4.15.

(b) Neither the Company, any Subsidiary of the Company, nor, to the knowledge of the Company, any director, officer, agent, Company Employee, consultant or other Person acting on behalf of the Company or any of its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

Section 4.14 Insurance. Section 4.14 of the Company Disclosure Schedule lists each insurance policy of the Company and its Subsidiaries currently in effect. The Company has made available to the Crusader Entities a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Company Material Adverse Effect. Section 4.14 of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company or its Subsidiaries. To the Company’s knowledge, the insurance policies listed in Section 4.14 of the Company Disclosure Schedule include all policies which are required in connection with the operation of the businesses of the Company and its Subsidiaries as currently conducted by applicable laws and all agreements relating to the Company and its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending as of the date of this Agreement under any of the Company’s or its Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 4.15 Labor Matters; Employees.

(a) Except as set forth in Section 4.15 of the Company Disclosure Schedule, (i) as of the date of this Agreement, there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to any Company Employee, (iii) none of the Company Employees is represented by any labor organization and none of the Company or any of its Subsidiaries has any knowledge of any current union organizing activities among the Company Employees, (iv) the Company and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) as of the date of this Agreement there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) as of the date of this Agreement there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries, (vii) as of the date of this Agreement neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to the Company or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the WARN Act, none of the Company or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that would have a Company Material Adverse Effect.

Section 4.16 Reserve Reports.

(a) All information (including the statement of the percentage of net revenues from the oil and gas wells and other interests evaluated therein to which the Company or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by the Company or its Subsidiaries) supplied to LaRoche Petroleum Consultants, Ltd. by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of the Company in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of the Company and its Subsidiaries as of June 30, 2007 and prepared by such engineering firm (the “Company Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Company Reserve Report) true and correct in all material respects and the Company has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), changes resulting from depletion resulting from the ordinary course of operations in an amount, other than as set forth in Section 4.16(a) of the Company Disclosure Schedule, consistent with the depletion forecast contained in the Company Reserve Materials and any dispositions set forth in Section 4.16(b) of the Company Disclosure Schedule, as of the date of this Agreement there has been no change in respect of the matters addressed in the Company Reserve Report that would have a Company Material Adverse Effect.

(b) Set forth in Section 4.16(b) of the Company Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Company Reserve Report that have been disposed of prior to the date hereof.

Section 4.17 Material Contracts.

(a) Except as set forth in Section 4.17(a) of the Company Disclosure Schedule or filed as Exhibits (including incorporation by reference) to the 2006 Form 10-K or the Company SEC Reports filed and publicly available after April 18, 2007 and at least two business days prior to the date hereof, neither the Company nor its Subsidiaries is a party to or bound by or otherwise subject to any oral or written contract, lease, indenture, agreement, arrangement or understanding of the following nature, excluding material Oil and Gas Leases to which the Company or its Subsidiaries is a party (collectively, the “Company Oil and Gas Leases” and, together with the items described in the following clauses (i) through (xv), the “Company Material Contracts”):

(i) evidencing or related to indebtedness for borrowed money, whether directly or indirectly;

(ii) containing any provision or covenant (A)(1) limiting the ability of the Company to (1) sell any products or services of any other Person, (2) engage in any line of business, or (3) compete with or obtain products or services from any Person or (B) limiting the ability of any Person to compete with or to provide products or services to the Company;

(iii) that contains a “change in control” or similar provision pursuant to which the execution and delivery of this Agreement or the consummation of the Transactions would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit;

(iv) providing for the disposition of any significant portion of the assets or business of the Company or any of its Subsidiaries (other than sales of products in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the ordinary course of business);

(v) concerning a partnership or joint venture;

(vi) any employment, change of control, severance, retention, consulting or similar plan, policy or agreement;

(vii) containing covenants purporting to limit the freedom of the Company or any of its Subsidiaries to hire an individual or group of individuals;

(viii) providing for “earn outs,” or other contingent payments by the Company or any of its Subsidiaries;

(ix) confidentiality or standstill agreements with any Person that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions by the Company or its Subsidiaries entered into in connection with the consideration by the Company or any of its Subsidiaries of any acquisition of equity interests or assets;

(x) providing rights of indemnification in favor of a director, officer or manager of the Company or any of its Subsidiaries;

(xi) any material Hydrocarbon Sales Agreement under which the Company or any of its Subsidiaries is a seller of Hydrocarbons;

(xii) any material Hydrocarbon Purchase Agreement under which the Company or any of its Subsidiaries is a buyer of Hydrocarbons;

(xiii) to, or containing an agreement to, sell, lease, farmout or otherwise dispose of the Company’s or any of its Subsidiary’s interests in any of the Oil and Gas Interests other than conventional rights of reassignment;

(xiv) providing to any third party any right to cause the Company to effect a registration under the Securities Act of any securities issued by the Company or to otherwise participate in any registration of securities; or

(xv) not entered into in the ordinary course of business in which the amount involved is in excess of $300,000.

(b) All Company Material Contracts are the valid and legally binding obligations of the Company and, to the knowledge of the Company, each of the other parties thereto and are enforceable in accordance with their respective terms subject to the Enforceability Exception. Neither the Company nor any of its Subsidiaries is in material breach or default with respect to, and, to the knowledge of the Company, no other party to any Company Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise. Neither the Company nor any of its Subsidiaries has, and as of the date of this Agreement, no party to any Company Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof. Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, no Company Material Contract contains any provision that prevents the Company or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of the Company and its Subsidiaries in accordance with historical practices.

(c) As of the date hereof, except as set forth in Section 4.17(c) of the Company Disclosure Schedule, (i) there are no outstanding calls for payments in excess of $300,000 that are due from the Company or its Subsidiaries or that the Company or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to Oil and Gas Interests which the Company or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d) Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of the Company and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of the Company and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under Oil and Gas Leases of the Company and its Subsidiaries and as may otherwise be provided by applicable law).

Section 4.18 Required Stockholder Vote; Board Action.

(a) The only vote of the holders of any class or series of the Company’s capital stock that shall be necessary to approve the Required Proposals or the Other Proposal are: (i) the approval by a majority of the votes cast by the holders of the Common Shares of the issuance of Common Shares to the holders of Membership Interests as a result of the Transactions, (ii) the approval by a majority of the votes cast by the holders of the Common Shares of the Company’s 2008 Long Term Incentive Plan in the form attached hereto as Exhibit F (the “2008 LTIP”) and the grant of options to purchase Common Shares pursuant to Section 6(i) of the 2008 LTIP (the “LTIP Options”), (iii) the approval by a plurality of the votes cast by the holders of Common Shares of the election of each of the Director Nominees, (iv) the adoption of an amendment to the Company’s Articles of Incorporation to increase the number of authorized Common Shares to 500,000,000 by the holders of a majority of the issued and outstanding Common Shares, (v) the adoption of an amendment to the Company’s Articles of Incorporation to change the Company’s name to “Crusader Energy Group Inc.” by the holders of a majority of the issued and outstanding Common Shares and (vi) the approval of a 1 for 2 reverse split of the Common Shares by the holders of a majority of the issued and outstanding Common Shares (collectively, the “Company Stockholders’ Approval”).

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has (i) determined that this Agreement, the Voting Agreements, the Registration Rights Agreement, the Releases, the 2008 LTIP and the Transactions are advisable and in the best interests of the Company and the holders of the Company’s capital stock, (ii) approved and declared advisable this Agreement, the Voting Agreements, the Registration Rights Agreement, the Releases, the 2008 LTIP and the grant of the LTIP Options, the issuance of Common Shares to the holders of Membership Interests and Stock Interests as a result of the Transactions, and the Transactions and (iii) resolved to recommend to the holders of its capital stock that they vote in favor of adopting and approving the Required Proposals and the Other Proposal. On or before the date of this Agreement the compensation committee of the Board of Directors of the Company has approved the grant of the LTIP Options.

Section 4.19 Proxy/Prospectus; Registration Statement. None of the information to be supplied by the Company for inclusion in the Proxy to be filed by the Company with the SEC, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, at the time the Proxy or any amendment or supplement thereto is first mailed to the Company stockholders, at the time of the Company Stockholders’ Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.20 Intellectual Property. The Company or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, no Person has notified either the Company or any of its Subsidiaries in writing and the Company does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that would have a Company Material Adverse Effect, and, to the Company’s knowledge, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property. As of the date of this Agreement, no claims are pending or, to the Company’s knowledge, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

Section 4.21 Hedging. Section 4.21 of the Company Disclosure Schedule sets forth for the periods shown the obligations of the Company and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.21 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates or securities.

Section 4.22 Brokers. No broker, finder or investment banker (other than Tudor, Pickering, Holt & Co. Securities, Inc.) is entitled to any brokerage, finder’s fee or other fee or commission payable by the Company or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. A true and correct copies of all agreements and engagement letters currently in effect with Tudor, Pickering, Holt & Co. Securities, Inc. (the “Company Engagement Letters”) have been provided to the Crusader Operating Entities.

Section 4.23 Fairness Opinion. The Company’s Board of Directors has received an opinion from Tudor, Pickering, Holt & Co. Securities, Inc. (the “Fairness Opinion”) to the effect that, as of the date of such Fairness Opinion, the issuance of the Common Shares, the grant of the LTIP Options and the Cash Consideration in the Transactions is fair, from a financial point of view, to the holders of the Common Shares. If the Company’s Board of Directors received a written copy of the Fairness Opinion on or prior to the date of this Agreement, the Company has provided a true and correct copy of the Fairness Opinion to the Crusader Representative.

Section 4.24 Takeover Laws and Rights Plans. No “fair price,” “moratorium,” “control share,” “business combination” or other anti takeover statutes or regulations enacted under state or federal laws (collectively, “Anti-Takeover Laws”) are applicable to the Company, the Transactions or the Crusader Parent Entities as acquirors of the Common Shares, as applicable. The Company is not an “issuing corporation” for purposes of Nevada Revised Statutes (“NRS”) 78.3788 and, as a result, the provisions of Sections 78.378 to 78.3793, inclusive, of the NRS (the “Acquisition of Controlling Interest Statutes”) are inapplicable to this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary to render the provisions of Sections 78.411 to 78.444, inclusive, of the NRS (the “Combinations with Interested Stockholders Statutes”) inapplicable to this Agreement and the other transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.1 Conduct of Business by Crusader Operating Entities Pending the Closing. From the date hereof until the Closing, except as the Company otherwise agrees in writing, as set forth in the Crusader Disclosure Schedule, or as otherwise contemplated by this Agreement, each Crusader Operating Entity shall conduct its business in the ordinary course consistent with past practice and shall use all commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement or as set forth in Section 5.1 of the Crusader Disclosure Schedule, and without limiting the generality of the foregoing, from the date hereof until the Closing, without the Company’s written consent (which consent shall not be unreasonably withheld) each Crusader Operating Entity agrees as follows:

(a) Such Crusader Operating Entity shall not adopt or propose any change to its organizational documents;

(b) Such Crusader Operating Entity shall not (i) declare, set aside or pay any dividend or other distribution with respect to any of its outstanding Membership Interests or Stock Interests, (ii) repurchase, redeem or otherwise acquire any of its outstanding Membership Interests or Stock Interests or (iii) split, combine or reclassify any of its outstanding Membership Interests or Stock Interests;

(c) Such Crusader Operating Entity shall not merge or consolidate with any other Person, or, except for (i) oil and gas properties and related equipment and assets acquired by Knight II from persons who are not affiliates of any of the Crusader Entities with the funds from any cash (or cash equivalents or proceeds of short term investments) held by Knight II as of the date of this Agreement or any contribution by Knight II Parent as contemplated by Section 1.5 or (ii) expenditures permitted by Section 5.1(i), acquire assets of any other Person for aggregate consideration which, together with the aggregate consideration of all other acquisitions of assets by Crusader Operating Entities, exceeds $3,000,000 in the aggregate, or enter a new line of business or commence business operations in any country in which a Crusader Operating Entity is not operating as of the date hereof;

(d) Except for sales of interests in Oil and Gas Interests in the ordinary course of business as part of the Crusader Entities practice of managing risks, such Crusader Operating Entity shall not sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than to the Company and its direct and indirect wholly owned Subsidiaries) which, together with all other surrenders, relinquishments or dispositions of all Crusader Operating Entities, have an aggregate fair market value exceeding $3,000,000 (other than sales of Hydrocarbons in the ordinary course of business);

(e) Such Crusader Operating Entity shall not settle any Audit, make or change any Tax election or file any amended Tax Return or take any other action that would have the effect of increasing the Tax Liability of such Crusader Operating Entity for any period after the Closing Date;

(f) Except as otherwise permitted by this Agreement (including, without limitation, any securities issued to Knight II Parent in respect of a capital contribution as contemplated by Section 1.5) or as set forth in Section 5.1(f) of the Crusader Disclosure Schedule, such Crusader Operating Entity shall not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise) except pursuant to existing obligations disclosed in the Crusader Disclosure Schedule, enter into any amendment of any term of any outstanding equity interest of such Crusader Operating Entity, fail to make any required contribution to any Crusader Benefit Plan, increase compensation, bonuses (except for compensation or bonuses as set forth in Section 5.1(f) of the Crusader Disclosure Schedule) or other benefits payable to (except for payments pursuant to Crusader Benefit Plans qualified under Section 401(k) of the Code), or modify or amend any employment, change of control, severance, retention, consulting or similar plan, policy or agreement with any officer, employee, manager, consultant or director of such Crusader Operating Entity;

(g) Such Crusader Operating Entity shall not change any method of accounting or accounting practice by such Crusader Operating Entity except for any such change required by GAAP;

(h) Such Crusader Operating Entity shall not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(i) Except for expenditures set forth in Section 5.1(i) of the Crusader Disclosure Schedule, such Crusader Operating Entity shall not become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate with all other costs of such activities of all other Crusader Operating Entities, cost in excess of an amount equal to 10% of the total amount budgeted in the 2007 or 2008 budgets, as applicable, as set forth in Section 5.1(i) of the Crusader Disclosure Schedule (the “Aggregate Cost Overrun”), and except for utilization of the Aggregate Cost Overrun, such Crusader Operating Entity shall not, with respect to any of the individual projects set forth in Section 5.1(i) of the Crusader Disclosure Schedule, become bound to or expend funds in excess of the amount budgeted for such project as set forth in Section 5.1(i) of the Crusader Disclosure Schedule, unless in any such case the operation is necessary to extend, preserve or maintain an Oil and Gas Interest;

(j) Such Crusader Operating Entity shall timely meet its royalty payment obligations in connection with its Oil and Gas Leases;

(k) Such Crusader Operating Entity shall not (i) adopt, amend (other than amendments that reduce the amounts payable by the Crusader Operating Entity, or amendments required by law to preserve the qualified status of a Crusader Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, change of control, severance, retention, consulting or similar contract (other than in connection with the hiring of new employees) with any Person (including contracts with management of a Crusader Operating Entity that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Crusader Benefit Plan or trust created thereunder) in connection with which such Crusader Operating Entity could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Crusader Benefit Plan in a manner, or take any other action with respect to any Crusader Benefit Plan, that could result in the liability of such Crusader Operating Entity to any Person, (iv) take any action that could adversely affect the qualification of any Crusader Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Crusader Benefit Plan, any agreement relating thereto or applicable law, a Crusader Operating Entity is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Crusader Benefit Plan;

(l) Such Crusader Operating Entity shall not (i) approve an increase in salary for any Crusader Employee (provided this Section 5.1(l) shall not prohibit any Crusader Operating Entity from hiring any new employees at salary rates approved by such Crusader Operating Entity) or (ii) terminate (other than for cause) any Crusader Employee entitled to any severance, retention or similar payment upon such termination;

(m) Such Crusader Operating Entity shall not organize or acquire any Person that could become a Subsidiary;

(n) Such Crusader Operating Entity shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(o) Such Crusader Operating Entity shall not (i) enter into any Exclusivity Arrangements that would be applicable after Closing Date to such Crusader Operating Entity, (ii) other than as set forth in Section 5.1(o)(ii) of the Crusader Disclosure Schedule or agreements of the type described in Section 3.16(a)(vi) and (x) which are entered into the ordinary course of business, enter into any agreement that if entered into prior to the date hereof would be a Material Contract, (iii) amend or modify in any material respect or terminate any Material Contract, or (iv) waive, release or assign any material rights, claims or benefits of such Crusader Operating Entity under any Material Contract;

(p) (i) Except for the payment of any deductible under an existing insurance policy (or a commercially reasonable substitute for a company engaged in businesses similar to those of such Crusader Operating Entity) with respect to a claim that is being settled by such insurance company, such Crusader Operating Entity shall not settle, pay, compromise or discharge any claim that (A) requires any payment by such Crusader Operating Entity, together with all other such payments by Crusader Operating Entities, in excess of $500,000 in the aggregate or (B) involves any restrictions on the conduct of such Crusader Operating Entity’s or any of its affiliates’ business or other equitable remedies that materially adversely affect the business of such Crusader Operating Entity and (ii) such Crusader Operating Entity shall not settle, pay, compromise or discharge any claim against such Crusader Operating Entity with respect to or arising out of the Transactions;

(q) Such Crusader Operating Entity shall not (i) (A) incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 5.1(q) of the Crusader Disclosure Schedule), (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of a Crusader Operating Entity, (C) except advances pursuant to existing commitments set forth in Section 5.1(q) of the Crusader Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person other than the Company, or (D) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than obligations of a Crusader Operating Entity and the endorsements of negotiable instruments for collection in the ordinary course of business), or (ii) enter into or materially amend any agreement to effect any of the transactions prohibited by this Section 5.1(q);

(r) Such Crusader Operating Entity shall continuously maintain in full force and effect its current insurance or a commercially reasonable substitute for a company engaged in a business similar to that of such Crusader Operating Entity; and

(s) Such Crusader Operating Entity shall not agree or commit to do any of the foregoing.

Section 5.2 Conduct of Business by the Company Pending the Closing. From the date hereof until the Closing, except as the Crusader Representative otherwise agrees in writing, as set forth in the Company Disclosure Schedule, or as otherwise contemplated by this Agreement, the Company and each of its Subsidiaries shall conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key Company Employees and consultants, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Closing, without the Crusader Representative’s written consent (which consent shall not be unreasonably withheld):

(a) Except for an amendment to increase its authorized Common Shares to 500,000,000 and to amend its articles of incorporation to change the name of the Company, the Company shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change to its articles of incorporation or bylaws (or similar organizational documents);

(b) Except as set forth in Section 5.2(b) to the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned Subsidiaries), (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than intercompany acquisitions of stock or (iii) split, combine or reclassify any shares of capital stock of the Company or its Subsidiaries;

(c) The Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration which, together with the aggregate consideration of all other acquisitions of assets by the Company and its Subsidiaries, exceeds $300,000 in the aggregate, or enter a new line of business or commence business operations in any country in which the Company is not operating as of the date hereof;

(d) Except as set forth in Section 5.2(d) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among the Company and its direct and indirect wholly owned Subsidiaries) which, together with all other surrenders, relinquishments or dispositions by the Company and its Subsidiaries, have an aggregate fair market value exceeding $50,000 in the aggregate (other than sales of Hydrocarbons in the ordinary course of business);

(e) The Company shall not, and shall not permit any of its Subsidiaries to, settle any Audit, make or change any Tax election or file any amended Tax Return or take any other action that would have the effect of increasing the Tax Liability of the Company or any of its Subsidiaries for any period after the Closing Date;

(f) Except as otherwise permitted by this Agreement or as set forth in Section 5.2(f) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise) except pursuant to existing obligations disclosed in the Company Disclosure Schedule, enter into any amendment of any term of any outstanding equity interest of the Company or of any of its Subsidiaries, fail to make any required contribution to any Company Benefit Plan, or increase compensation, bonuses (except for compensation or bonuses as set forth in Section 5.2(f) of the Company Disclosure Schedule) or other benefits payable to (except for payments pursuant to Company Benefit Plans qualified under Section 401(k) of the Code), or modify or amend any employment, change of control, severance, retention, consulting or similar plan, policy or agreement with any officer, Company Employee, manager, consultant or director of the Company or any of its Subsidiaries;

(g) The Company shall not, and shall not permit any of its Subsidiaries to, change any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by GAAP;

(h) The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(i) The Company shall not amend or otherwise change the terms of the Company Engagement Letter, except to the extent that any such amendment or change would result in terms more favorable to the Company;

(j) Except as set forth in Section 5.2(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate with all other costs of such activities by the Company and its Subsidiaries, cost in excess of an amount equal to 10% of the amount budgeted in the 2007 or 2008 budgets, as applicable, in Section 5.2(j) of the Company Disclosure Schedule (the “Company Aggregate Cost Overrun”), and except for utilization of the Company Aggregate Cost Overrun, neither the Company nor any of its Subsidiaries shall, with respect to any of the individual projects set forth in Section 5.2(j) of the Company Disclosure Schedule, become bound to or expend funds in excess of the amount budgeted for such project as set forth in Section 5.2(j) of the Company Disclosure Schedule, unless in any such case the operation is necessary to extend, preserve or maintain an Oil and Gas Interest;

(k) The Company and its Subsidiaries shall timely meet their royalty payment obligations in connection with their respective Oil and Gas Leases;

(l) Except as set forth in Section 5.2(l) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates or securities or (ii) enter into any fixed price commodity sales agreements;

(m) The Company shall not, and shall not permit any of its Subsidiaries to, (i) adopt, amend (other than amendments that reduce the amounts payable by the Company or any Subsidiary, or amendments required by law to preserve the qualified status of a Company Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, change of control, severance, retention, consulting or similar contract with any Person (including contracts with management of the Company or any Subsidiaries that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Company Benefit Plan or trust created thereunder) in connection with which the Company or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Company Benefit Plan in a manner, or take any other action with respect to any Company Benefit Plan, that could result in the liability of the Company to any Person, (iv) take any action that could adversely affect the qualification of any Company Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Company Benefit Plan, any agreement relating thereto or applicable law, the Company or any Subsidiary is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Company Benefit Plan;

(n) The Company shall not, and shall not permit any of its Subsidiaries or third party service providers who directly employ personnel to provide services to the Company or its Subsidiaries and for which the Company and its Subsidiaries pay a fee based on the compensation paid to such personnel to, (i) approve an increase in salary for any Company Employee or consultant or (ii) terminate any Company Employee or consultant entitled to any severance, retention or similar payment upon such termination or any Company Employee who is a party to a Release;

(o) The Company shall not, and shall not permit any of its Subsidiaries to, organize or acquire any Person that could become a Subsidiary;

(p) Except as set forth in Section 5.2(p) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data;

(q) The Company shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(r) The Company shall not, and shall cause its Subsidiaries not to, (i) enter into any Exclusivity Arrangements that would be applicable after Closing Date, (ii) other than as set forth in Section 5.2(r)(ii) of the Company Disclosure Schedule or agreements of the type described in Section 4.17(a)(xiii) which are entered into in the ordinary course of business consistent with past practice, enter into any agreement that if entered into prior to the date hereof would be a Material Contract, (iii) amend or modify in any material respect or terminate any Material Contract, or (iv) waive, release or assign any material rights, claims or benefits of the Company or any Subsidiary under any Material Contract;

(s) Except for the payment of any deductible under an existing insurance policy (or a commercially reasonable substitute for a company engaged in businesses similar to those of the Company) with respect to a claim that is being settled by such insurance company, settle, pay, compromise or discharge, any claim that (i) requires any payment by the Company or any Subsidiary, together with all other such payments by the Company and its Subsidiaries, in excess of $50,000 in the aggregate or (ii) involves any restrictions on the conduct of the Company’s, any Subsidiary’s or any of their respective affiliates’ business or other equitable remedies that materially adversely affect the business of the Company or any of its Subsidiaries with respect to or arising out of the Transactions;

(t) (i) (A) Incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 5.2(t) of the Company Disclosure Schedule), (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to a Subsidiary of the Company or (D) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than obligations of the Company and any Subsidiary and the endorsements of negotiable instruments for collection in the ordinary course of business), or (ii) enter into or materially amend any agreement to effect any of the transactions prohibited by this Section 5.2(t);

(u) fail to continuously maintain in full force and effect its current insurance or a commercially reasonable substitute for a company engaged in businesses similar to those of the Company and its Subsidiaries; or

(v) The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 5.3 Financial Statements.

(a) Each Crusader Operating Entity that determines that interim financial statements of such Crusader Operating Entity or its predecessors are required to be included in the Proxy to be filed with the SEC before February 14, 2007 agrees to use its commercially reasonable efforts to prepare such interim financial statements of such Crusader Operating Entity or its predecessors as it determines are required to be included in the Proxy to be filed with the SEC before February 14, 2007 (“Interim Financial Statements”), such that the Interim Financial Statements of such Crusader Operating Entity shall be GAAP Prepared (without any of the exceptions set forth in Section 3.5 of the Crusader Disclosure Schedule) in a format suitable for inclusion in the Proxy. Each Crusader Entity will direct, and use its commercially reasonable efforts to cooperate with, the Accounting Firm to review such Interim Financial Statements of such Crusader Operating Entity as required by the rules of the SEC for inclusion of such Interim Financial Statements in the Proxy, and to deliver such Interim Financial Statements to the Company on or prior to January 31, 2008.

(b) Each Crusader Operating Entity that determines that financial statements of such Crusader Operating Entity are required to be included in the Proxy to be filed with the SEC agrees to retain a nationally recognized accounting firm (“Accounting Firm”) registered with the Public Company Accounting Oversight Board to audit the financial statements of the Crusader Operating Entities as of and for the year ended (or such shorter period from inception to) December 31, 2006, that such Crusader Operating Entity determines are required to be included in the Proxy to be filed with the SEC before February 14, 2007, in a format suitable for inclusion in the Proxy (such financial statements, collectively for all Crusader Operating Entities, the “2006 Audited Financials”) and as of and for the year ended (or such shorter period from inception to) December 31, 2007, that such Crusader Operating Entity determines are required to be included in the Proxy to be filed with the SEC after February 14, 2007 and before April 30, 2007 (such financial statements, collectively for all Crusader Operating Entities, including without limitation giving effect to any changes or modifications to the 2006 Audited Financials resulting from the Additional Financial Statements, the “2007 Audited Financials”; the 2006 Audited Financial Statements and the 2007 Audited Financial Statements are referred to collectively as the “Audited Financial Statements”). Each Crusader Entity will direct, and use its commercially reasonable efforts to cooperate with, the Accounting Firm to provide, on or prior to January 31, 2008, an unqualified opinion that such Crusader Entity’s 2006 Audited Financials fairly present the financial condition and results of operations of the applicable Crusader Entities in accordance with GAAP (the “2006 Audit Opinions”). Each Crusader Entity will direct, and use its commercially reasonable efforts to cooperate with, the Accounting Firm to provide, on or prior to April 30, 2008, an unqualified opinion that such Crusader Entity’s 2007 Audited Financials fairly present the financial condition and results of operations of the applicable Crusader Entities in accordance with GAAP (the “2007 Audit Opinions”). Each Crusader Entity will promptly notify the Company of any material changes, modifications, adjustments or restatements to such Crusader Entity’s Crusader Financial Statements made or proposed to be made by the Accounting Firm or the Crusader Entities in connection with the audit of the Crusader Financial Statements or otherwise.

(c) If the SEC advises or provides comments to the Company that the SEC requires financial statements of the Crusader Operating Entities other than those provided in accordance with Section 5.3(a) and Section 5.3(b) to be included in the Proxy, then (i) the Company shall promptly after receipt advise Crusader of such advice or comment and shall cooperate with Crusader and its representatives in responding to the SEC to determine the financial statements of the Crusader Operating Entities that the SEC requires in the Proxy and (ii) each Crusader Operating Entity, if any, with respect to which additional or different financial statements are so required will direct, and use its commercially reasonable efforts to cooperate with, the Accounting Firm to provide, as soon as practicable, such financial statements of such Crusader Operating Entity as are so required to be included in the Proxy (the “Additional Financial Statements”) in a format suitable for inclusion in the Proxy and, if such Additional Financial Statements are required to be audited, an unqualified opinion that such Additional Financial Statements fairly present the financial condition of and results of operations of the applicable Crusader Operating Entity in accordance with GAAP (the “Additional Audit Opinions”).

Section 5.4 Section 351 Election. No party to this Agreement shall take any action that will cause the Contributions to not qualify as a transaction described in Section 351 of the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access and Information. The parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Closing to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Transactions. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated August 1, 2007 between the

Company and the Crusader Operating Entities (the “Confidentiality Agreement”) shall survive the execution, delivery and, if applicable, termination of this Agreement.

Section 6.2 Meeting of Company Stockholders; Conditions to Change of Recommendation; Superior Proposal; Notification.

(a) The Company shall take all action necessary to convene and hold a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”), which shall, in addition to the matters described herein, satisfy the requirements to act as the Company’s 2008 annual meeting of stockholders, to be held as promptly as practicable after receipt of confirmation that the SEC has no further comments to the Proxy, for the purpose of authorizing and approving: (i) the issuance of Common Shares to the holders of Membership Interests as a result of the Transactions, (ii) the adoption of an amendment to the Company’s Articles of Incorporation to increase the number of authorized Common Shares to 500,000,000, (iii) the election of each of the Director Nominees (and no other persons) to the Company’s Board of Directors, (iv) the approval of the adoption of the 2008 LTIP and the grant of the LTIP Options and (v) the adoption of an amendment to the Company’s Articles of Incorporation to change the Company’s name to “Crusader Energy Group Inc.” (collectively, the “Required Proposals”) and (vi) the approval of a 1 for 2 reverse split of the Common Shares (the “Reverse Stock Split”) (the “Other Proposal”). Unless the Board of Directors of the Company has made a Change of Recommendation pursuant to Section 6.2(c), the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the Required Proposals and the Other Proposal and will take all other action necessary or advisable to obtain such approvals and to secure the requisite affirmative vote of its stockholders. In each case, the Company (A) shall consult with the Crusader Representative regarding the date of the Company Stockholders’ Meeting, and (B) shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Crusader Representative; provided, however, that the Company may, and the Company shall upon the request of the Crusader Representative, adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy is provided to the Company’s stockholders in advance of a vote on the Required Proposals or if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. The Company shall call, notice, convene, hold and conduct the Company Stockholders’ Meeting, and solicit proxies in connection with the Company Stockholders’ Meeting, in compliance with the Nevada Revised Statutes, its articles of incorporation and bylaws, the rules of the American Stock Exchange and all other applicable laws and regulations. The Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 6.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Proposal unless there has been a Change of Recommendation in which case the Company Stockholders’ Meeting shall be cancelled. At any time prior to the mailing of the definitive Proxy, the Crusader Entities may amend Exhibit A of the LTIP (provided any such amendment may not increase the total number of Common Shares that may be purchased upon exercise of the LTIP Options) and such amendments shall be reflected in the Proxy.

(b) Unless the Board of Directors of the Company has made a Change of Recommendation pursuant to Section 6.2(c): (i) the Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of and adopt and approve the Required Proposals and the Other Proposal at the Company Stockholders’ Meeting; (ii) the Proxy shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of and adopt and approve the Required Proposals and the Other Proposal at the Company Stockholders’ Meeting; (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Transactions, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of and adopt and approve the Required Proposals and the Other Proposal; and (iv) except as otherwise permitted by Section 6.2, the Company shall not, and shall cause its Subsidiaries not to, enter into any letter of intent, agreement in principle, merger, acquisition or similar agreement with respect to any Acquisition Proposal.

(c) If all of the following conditions in clauses (i) through (viii) below are met, nothing in this Agreement shall prevent the Board of Directors of the Company, in response to the receipt of a Superior Proposal, from withholding, withdrawing, amending or modifying its recommendation in favor of the Required Proposals and the Other Proposal, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”):

(i) a Superior Proposal is made to the Company and is not withdrawn;

(ii) the Company Stockholders’ Meeting has not occurred; provided, however, that if the meeting is adjourned in accordance with Section 6.2(a), then such meeting shall not be deemed to have occurred for purposes of this clause (ii);

(iii) the Company shall have provided to the Crusader Representative a copy of all written materials delivered after the date of this Agreement to the Person or group making the Superior Proposal in connection with such Superior Proposal, and shall make available to the Crusader Representative all written materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal;

(iv) the Company shall provide the Crusader Representative with at least two business days prior notice (or such lesser prior notice as provided to the members of the Company’s Board of Directors) of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Proposal;

(v) the Company shall have provided written notice to the Crusader Representative (a “Notice of Superior Proposal”) advising the Crusader Entities that the Company has received a Superior Proposal and that the Board intends to effect a Change of Recommendation and the manner in which it intends to do so, specifying in reasonable detail all of the material terms and conditions of such Superior Proposal and identifying the Person, entity or group making such Superior Proposal;

(vi) the Crusader Entities shall not have, within five business days after the Crusader Representative’s receipt of the Notice of Superior Proposal (it being understood and agreed that the receipt of a Modified Superior Proposal during such five business day period shall require a new Notice of a Superior Proposal and a new five day period with respect to such Modified Superior Proposal), made a Matching Bid (as hereinafter defined) that the Company’s Board of Directors by a majority vote determines in its good faith judgment (after consultation with and the receipt of advice from its outside legal counsel and its financial advisor) to be at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that the Board of Directors of the Company shall convene a meeting to consider any such Matching Bid by the Crusader Entities reasonably promptly following the receipt thereof and that the Board of Directors of the Company will not withhold, withdraw, amend or modify its recommendation to the Company’s stockholders in favor of approval and adoption of the Required Proposals or the Other Proposal for five business days after receipt by the Crusader Entities of the Notice of Superior Proposal);

(vii) the Board of Directors of the Company concludes in good faith, after consultation with and receipt of advice from its outside legal counsel, that, in light of such Superior Proposal and any Matching Bid, the failure to effect a Change of Recommendation would be a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; and

(viii) The Company shall have complied in all material respects with this Section 6.2 and Sections 6.1 and 6.3.

(d) Nothing contained in this Agreement shall limit the Company’s obligation to call, give notice of, hold and convene the Company Stockholders’ Meeting (regardless of the commencement, disclosure, announcement or submission to the Board of Directors of the Company of any Acquisition Proposal) unless there has been a Change of Recommendation, in which case the Company Stockholders’ Meeting shall be cancelled. The Company shall not submit to the vote of its stockholders for a vote any Acquisition Proposal or propose or agree to do so at or prior to the Company Stockholders’ Meeting.

(e) For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal changed to fifty percent (50%) for purposes of this definition), on terms that the Board of Directors of the Company concludes in good faith, after consultation with and receipt of advice from its outside financial advisors and outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer, the Person or group making the offer and the source of financing, to be (i) more favorable to the Company’s stockholders from a financial point of view than the terms of the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and the Person making the offer, and (ii) reasonably capable of being consummated without undue delay on the terms as proposed; provided, however, that any such offer shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed or if there is a general due diligence condition to any party’s obligations to consummate the transaction that is the subject of the Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to Section 6.2(c).

(g) Notwithstanding anything in this Section 6.2 to the contrary, at any time prior to satisfaction of the conditions in Section 7.2(f), concurrently with or after a Change of Recommendation, the Board of Directors of the Company may, in response to a Superior Proposal that did not result from a breach of this Agreement, cause the Company to terminate this Agreement pursuant to Section 9.1(h) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.1(h), and any purported termination pursuant to Section 9.1(h) shall be void and of no force or effect, unless the Company shall have complied in all material respects with all the provisions of this Section 6.2 and Sections 6.1 and 6.3, including the notification provisions in this Section 6.2(g), and with all applicable requirements of Section 9.2(b) (including the payment of the Termination Fee prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 9.1(h): (i) until after the fifth business day after the date of delivery of a Notice of Superior Proposal and stating that the Board of Directors of the Company intends to cause the Company to exercise its right to terminate this Agreement pursuant to Section 9.1(h) (it being understood and agreed that, prior to any termination pursuant to Section 9.1(h) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new five business day period with respect to such Modified Superior Proposal) and (ii) unless either (x) on or before the expiration of the five business day period after the date of the delivery to the Crusader Representative of any Notice of Superior Proposal, the Crusader Entities do not make a good faith written proposal (a “Matching Bid”) in response to such Superior Proposal or (y) following receipt of a Matching Bid, the Board of Directors of the Company concludes in good faith, after consultation with and the receipt of advice from its outside legal counsel and financial advisors and after taking into consideration the Matching Bid, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

(h) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Crusader Entities) relating to, or involving: (A) any acquisition or purchase from the Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any

Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the assets of the Company and its Subsidiaries, taken as a whole; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

(i) As used in this Agreement, the term “Superior Proposal” shall be deemed to mean a “Modified Superior Proposal” if a Modified Superior Proposal has been made.

(j) Nothing contained in this Section 6.2 shall permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, term sheet or agreement contemplating or otherwise relating to an Acquisition Proposal other than a confidentiality agreement containing terms no less favorable to the Company than the Confidentiality Agreement until the termination of this Agreement pursuant to Article IX.

Section 6.3 No Solicitation.

(a) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article IX, the Company shall not, nor shall it authorize or permit its Subsidiaries or any of its or their respective officers, directors, affiliates, Company Employees or consultants or any investment banker, attorney, advisor or other agent or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any Acquisition Proposal, (ii) continue or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class or series of the capital stock of the Company, (iv) engage or participate in discussions with any Person with respect to any unsolicited Acquisition Proposal, except as necessary to ascertain the terms of and understand any Acquisition Proposal and to decline to engage or participate in such discussions by referring to the existence of these provisions, (v) approve, endorse or recommend any Acquisition Proposal, except as specifically provided in Section 6.2(b), or (vi) enter into any letter of intent, memorandum of understanding, term sheet or agreement contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 6.3 shall not prohibit the Company, prior to satisfaction of the conditions in Section 7.3(f), from engaging in discussions or negotiations regarding or furnishing information to the party making an unsolicited, written, bona fide Acquisition Proposal so long as, and only to the extent that, (A) the Company’s Board of Directors in good faith, after consultation with and receipt of advice from its outside financial and outside legal advisors, concludes that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, (B) neither the Company nor any representative of the Company or its Subsidiaries acting under its authority shall have violated any of the restrictions set forth in

Section 6.1 or Section 6.2 or this Section 6.3, (C) the Board of Directors of the Company concludes in good faith, after consultation with and receipt of advice from its outside financial and outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (D) at least two business days prior to entering into discussions or negotiations (other than preliminary discussions permitted above) with, or furnishing information to, such party, the Company gives the Crusader Entities written notice of the identity of such Person, entity or group and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to take action with respect to such Person, entity or group, and the Company receives from such Person or group an executed confidentiality agreement containing terms no less favorable to the Company than the Confidentiality Agreement, (E) the Company gives the Crusader Entities at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (F) contemporaneously with furnishing any such information to such Person or group, the Company furnishes such information to the Crusader Entities (to the extent such information has not been previously furnished by the Company to the Crusader Entities).

(b) The Company shall, as promptly as practicable, and in any event within 24 hours after the receipt thereof, advise the Crusader Entities orally and in writing of any Acquisition Proposal, request for information which the Company reasonably believes would lead to an Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, any material modification or material amendment to the terms and conditions of such Acquisition Proposal, the identity of the Person or group making any such Acquisition Proposal, request or inquiry and copies of all written materials sent or provided to the Company by or on behalf of any Person or group or provided to such Person or group by or on behalf of the Company after the date of this Agreement. The Company shall take reasonable efforts to keep the Crusader Entities informed in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

(c) The Company shall immediately cease, and shall cause any Person acting on its behalf to cease, and cause to be terminated any existing discussions or negotiations with any third party conducted heretofore with respect to any Acquisition Proposal and shall request any such third parties in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any such Subsidiary to return or destroy all such information in the possession of such third party or the agent or advisor of such third party.

Section 6.4 Directors’ and Officers’ Indemnification and Insurance.

(a) For six years after the Closing, the Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company or any Subsidiary of the Company (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a “proceeding”), against all losses, damages, liabilities, fees and expenses

(including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of the Company, which will not be unreasonably withheld)) actually and reasonably incurred by the Indemnified Party because the Indemnified Party is or was a director or officer of the Company or any Subsidiary of the Company pertaining to any act or omission existing or occurring at or prior to the Closing including any act or omission relating to this Agreement or the Transactions (the “Indemnified Liabilities”) to the full extent permitted under Nevada law or the Company’s articles of incorporation and bylaws. If an Indemnified Party makes or asserts any claim for Indemnified Liabilities, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the Nevada Revised Business Corporations Act shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Closing), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to the Company.

(b) The Company shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the Nevada Revised Business Corporations Act, subject to the receipt by the Company of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company.

(c) The Company shall maintain the Company’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of at least six years after the Closing, but only to the extent related to actions or omissions prior to the Closing; provided, that the Company may substitute therefor (i) policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers or (ii) a run-off directors’ and officers’ liability insurance policy for the Company’s current policies to be effective from and after the Closing with respect to claims arising from facts or events which occurred prior to the Closing and covering persons who are currently covered by such insurance, which policy, without any lapse in coverage, will provide coverage for a period of six years after the Closing (or the Company otherwise will maintain coverage for such period) and contain terms and conditions which are substantially comparable to the Company’s existing directors’ and officers’ liability insurance policy.

Section 6.5 Further Assurances. Each party shall use commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions; provided, however, that in no event shall any party or its Subsidiaries be required to pay, and without the Crusader Representative’s prior consent the Company and its Subsidiaries shall not pay, any fee, penalties or other consideration to any third party under any agreement to obtain any consent or approval required for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. The Company and the Crusader Operating Entities shall duly preserve all files, records or any similar items of the Company or the Crusader Operating Entities received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

Section 6.6 Expenses.

(a) Except as provided in Section 9.2(c) and Section 6.16, the Crusader Operating Entities shall bear and timely pay all Expenses incurred by the Crusader Entities (pro rata in relation to the number of Common Shares to be delivered pursuant to Sections 1.1(a), (b), (d) and (e) to the Crusader Parent Entity owning the membership interest of such Crusader Operating Entity) and the Company shall bear and timely pay all Expenses incurred by the Company and its Subsidiaries; provided, however, that if this Agreement is terminated for any reason, then, except as provided in Section 9.2(c) and Section 6.16, the allocable share of the Company and the Crusader Operating Entities for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of outside legal counsel and investment bankers) related to preparing, printing, filing and mailing the Proxy and all SEC and other regulatory filing fees incurred in connection with the Proxy and, if required, the HSR Act shall be allocated one-half each (and, as among such one-half allocated to the Crusader Operating Entities, pro rata as provided above); provided, further, however, that (i) if the Crusader Entities terminate this Agreement pursuant to the Company’s breach pursuant to Section 9.1(c), then the Crusader Entities shall not be required to pay any of the Company’s Expenses or (ii) If the Company terminates this Agreement pursuant to a breach by a Crusader Entity pursuant to Section 9.1(d), then the Company shall not be required to pay any of the Crusader Entities’ Expenses.

(b) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside legal counsel, accountants, auditors, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements, the preparation, printing, filing and mailing of the Proxy, the solicitation of stockholder approval, HSR Act filings, if required, and all other matters related to the consummation of the Transactions (subject to reasonable documentation).

Section 6.7 Cooperation. Subject to compliance with applicable law, from the date hereof until the Closing, each party shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

Section 6.8 Publicity. Neither the Company, the Crusader Entities, nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement or public statement (including any statements to stockholders of the Company) with respect to the Transactions without the prior consultation of the other parties, and shall not issue any such press release or make any such announcement or public statement (including any statements to stockholders of the Company) without the consent of the other parties, except as may be reasonably determined to be required by applicable law or by any listing agreement with a national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement. Without limiting the foregoing, neither the Company, the Crusader Entities, nor any of their respective affiliates shall issue or cause the publication of any presentation to be provided orally or in writing to third parties, including any presentation to be made to stockholders of the Company or the owners of the Crusader Entities, regarding the Transactions, without consulting with the other party regarding the Persons to whom such presentations shall be provided, the timing of delivery of such presentations and the representatives of the Company and the Crusader Entities who shall be present at each delivery of such presentation (it being agreed that each of the Company and the Crusader Entities shall be entitled to have at least one representative present at each delivery of such presentation), and shall not make any such presentation without the consent of the other parties, except as may be reasonably determined to be required by applicable law or by any listing agreement with a national securities exchange.

Section 6.9 Additional Actions. Subject to the terms and conditions of this Agreement, each party agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Company Stockholders’ Approval.

Section 6.10 Filings. Each party shall make all filings such party is required to make with any Governmental Authority in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

Section 6.11 Consents. Each of the Company and the Crusader Entities shall use commercially reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder; provided, however, that in no event shall any party or its Subsidiaries be required to pay, and without the Crusader Representative’s prior consent the Company and its Subsidiaries shall not pay, any fee, penalties or other consideration to any third party under any agreement to obtain any consent or approval required for the consummation of the Transactions.

Section 6.12 Company Board of Directors.

(a) As of the date of this Agreement, certain of the existing directors of the Company shall have executed and delivered to the Company an irrevocable resignation, in the form of Exhibit E hereto (a “Resignation”), of their position as a director effective as of the Closing and the parties hereto contemplate that additional Resignations will be delivered as contemplated by Section 6.26. From time to time following the date hereof, the Crusader Representative may deliver to the Company (i) a writing identifying one or more persons to be included in the Proxy (the “Director Nominees”) for election, effective as of the Closing, as members of the Company’s Board of Directors, (ii) biographical descriptions of each Director Nominee, with each such description containing all of the information required to be disclosed about nominees for directors in a proxy statement filed with the SEC, (iii) a completed directors questionnaire executed by the Director Nominee in a form reasonably acceptable to the Company, and (iv) a written statement executed by the Director Nominee consenting to serve as a director of the Company if so elected. Each such Director Nominee shall be acceptable to the Company’s Board of Directors, acting reasonably. If the Company does not notify the Crusader Representative whether the Director Nominee is acceptable to the Company’s Board within five business days following receipt of such notice, the Company shall be deemed to have delivered notice that such Director Nominee is not acceptable to the Company’s Board of Directors.

(b) If, at any time prior to Closing, any Director Nominee who was deemed acceptable by the Company’s Board of Directors is unable, for any reason, to serve as a director, the Crusader Representative may propose to the Company’s Board of Directors a replacement director by providing the information regarding such proposed replacement specified in paragraph (a) of this Section. Each such replacement Director Nominee shall be acceptable to the Company’s Board of Directors, acting reasonably. If the Company does not notify the Crusader Representative whether the proposed replacement Director Nominee is acceptable to the Company’s Board within five business days following receipt of such notice, the Company shall be deemed to have delivered notice that such proposed replacement Director Nominee is not acceptable to the Company’s Board of Directors.

(c) The composition of the committees of the Company’s Board of Directors immediately following the Closing (including the respective chairmen thereof) shall be as designated at or immediately following the Closing in the sole discretion of the Company’s Board of Directors but shall meet the independence and other standards of the AMEX and the SEC.

Section 6.13 Preparation of the Proxy. The Company shall prepare and, as soon as possible following delivery of the 2006 Audit Opinions, file with the SEC a preliminary version of the Proxy and will use commercially reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy. The Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Common Shares in the Transactions and the Crusader Operating Entities shall furnish all information concerning the Crusader Operating Entities and the holders of Membership Interests and Stock Interests as may be reasonably requested in connection with any such action and which meets the requirements of any applicable rules and regulations promulgated by the SEC. The Company shall as promptly as practicable notify the Crusader Representative of the receipt of any oral or written comments from the SEC relating to the Proxy. The Company shall cooperate and provide the Crusader Representative with a reasonable opportunity to review and comment on the draft of the Proxy (including each amendment or supplement thereto), and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Crusader Representative and the Company will provide each other with copies of all such filings made and correspondence with the SEC. Promptly after the staff of the SEC advises the Company that the staff of the SEC has no further comments on the Proxy, the Company shall cause the Proxy to be mailed to its stockholders, and if necessary, after the definitive Proxy has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the Closing, the officers, directors or managers of the Company or the Crusader Operating Entities discover any statement which, in light of the circumstances to which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the proxy/prospectus not misleading, then such party shall immediately notify the other party of such misstatements or omissions.

Section 6.14 Stock Exchange Listing. The Company shall use its best efforts to cause the Common Shares to be issued in the Transactions and the Common Shares subject to issuance under the 2008 LTIP to be approved and admitted for listing on the American Stock Exchange at least ten consecutive trading days prior to the Closing, subject to official notice of issuance.

Section 6.15 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.9, Section 3.11, Section 4.10 or Section 4.12, or which relate to the consummation of the Transactions;

(d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement; and

(e) any Crusader Entity Material Adverse Effect or Company Material Adverse Effect or the occurrence of any event which would result in a Crusader Entity Material Adverse Effect or a Company Material Adverse Effect, as the case may be.

Section 6.16 Site Inspections. Subject to compliance with applicable law, from the date hereof until the Closing, each party may undertake (at that party’s sole cost and expense) a reasonable environmental and operational assessment or assessments (an “Assessment”) of the other party’s operations, business and/or properties that are the subject of this Agreement. An Assessment may include a review of Permits, files and records including, but not limited to, environmental investigations, audits, assessments, studies, testing and management plans and systems, as well as visual and physical inspections and testing. An Assessment will not include any soil borings, groundwater or any other “Phase II” testing without the consent of the party whose operations, business or property is the subject of such Assessment (the “Inspected Party”) (such consent not to be unreasonably withheld, conditioned or delayed). Before conducting an Assessment, the party intending to conduct such Assessment (the “Inspecting Party”) shall confer with the Inspected Party regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to (a) avoid interference with the Inspected Party’s operations or business; (b) require Inspecting Party’s representatives responsible for performing the Assessment to maintain insurance coverage as required by the Inspected Party; (c) keep the Inspected Party’s property free and clear of any liens arising out of any entry onto or inspection of the subject property; and (d) provide indemnification by the Inspecting Party in favor of the Inspected Party to indemnify the Inspected Party from the Inspecting Party’s negligence in conducting such Assessment. The Inspected Party shall cooperate in good faith with the Inspecting Party’s effort to conduct an Assessment.

Section 6.17 Stockholder Litigation. Each of the Company and the Crusader Entities shall give the other the reasonable opportunity to participate in the defense of any litigation against the Company or a Crusader Entity, as applicable, and its directors relating to the Transactions.

Section 6.18 Anti-Takeover Laws.

(a) The Board of Directors of the Company shall take all action necessary to ensure that no Anti-Takeover Laws are or become applicable to this Agreement or any of the Transactions. If any Anti-Takeover Laws are or become applicable to this Agreement or the Transactions, the Board of Directors of the Company shall take all such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Anti-Takeover Laws on the Agreement and the Transactions.

(b) No Change of Recommendation nor any termination of this Agreement shall have any effect on any of the approvals or other actions referred to herein for the purpose of causing the Anti-Takeover Laws to be inapplicable to this Agreement and the Transactions.

(c) Neither the Board of Directors nor the stockholders of the Company shall take any action to exempt or make not subject to the provisions of any Anti-Takeover Laws, including the Acquisition of Controlling Interest Statutes or the Combinations with Interested Stockholders Statutes, any Person (other than the Crusader Entities) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions of such Anti-Takeover Laws and not exempt therefrom.

Section 6.19 Registration Rights Agreement. At the Closing, the Company and the Crusader Entities (other than Knight Energy Parent, Crusader Management Parent and Crusader Energy Parent) shall execute and deliver to each other an executed counterpart of the Registration Rights Agreement.

Section 6.20 Non-Transfer Agreement. At the Closing, the Company and the applicable Crusader Parent Entities shall execute and deliver to each other an executed counterpart of the Non-Transfer Agreement.

Section 6.21 Financing. Prior to the Closing, the Company shall reasonably cooperate with the Crusader Entities, the Crusader Entities’ financing sources, and the Crusader Entities’ auditors and attorneys in connection with the Crusader Entities’ financing efforts with respect to the Transactions, including without limitation any refinancing of existing credit facilities of the Crusader Entities or the Company. Without limiting the generality of the foregoing, the Company shall provide, and the Company shall instruct its auditors to provide, to the Crusader Entities such financial and other information that the Crusader Representative reasonably requests for inclusion in any materials to be used by the Crusader Entities or provided to any financing sources in connection with such financing.

Section 6.22 Reaffirmation of Releases. The Company shall use its commercially reasonable efforts to cause each Release delivered prior to the Closing to be reaffirmed at the Closing by each executive officer and director of the Company who has delivered a Release prior to the Closing (other than those with respect to whom the Crusader Representative has requested the Company to deliver a Delay Notice in accordance with Section 6.25) by execution and delivery by each such executive officer and director of the Company of a reaffirmation in the form attached to the Release.

Section 6.23 Fairness Opinion. If the Company has not delivered a copy of the Fairness Opinion to the Crusader Representative on or prior to the date of this Agreement, the Company shall deliver a true and correct copy of the Fairness Opinion to the Crusader Representative within two business days after the Company’s Board of Directors receives a written copy of such Fairness Opinion.

Section 6.24 Tax Reimbursement. If any of the Crusader Operating Entities and any of the Crusader Parent Entities are required by applicable law to participate in the filing of a combined or consolidated group Tax Return after the Closing Date, and if any of the Crusader Parent Entities pays the Tax liability due in connection with such combined or consolidated Tax Return, the Company shall promptly reimburse the paying Crusader Parent Entity for the Tax paid on behalf of any Crusader Operating Entity as a combined or consolidated group member. The Tax paid on behalf of a Crusader Operating Entity shall be equal to the Tax that the Crusader Operating Entity would have paid if it had computed its Tax liability for the period covered by such Tax Return on a separate entity basis rather than as a member of the combined or consolidated group.

Section 6.25 Delay Notice. If the Crusader Representative requests the Company, at least two (2) business days prior to Closing, to deliver a Delay Notice (as defined in the Release) pursuant to Section 1(b) of the Release to any person who is a party to a Release, which Delay Notice shall contain the date to which the Effective Time (as defined in the Release) is to be changed with respect to such person (which date may not be later than June 30, 2008), then the Company will deliver to each such person identified by the Crusader Representative a Delay Notice in accordance with Section 1(b) of the Release prior to Closing.

Section 6.26 Post-Signing Deliveries.

(a) The Company shall use its best efforts to obtain from each officer, employee and director who has not delivered to the Company as of the date of this Agreement a Voting Agreement or a Release, and from each director who has not delivered to the Company as of the date of this Agreement a Resignation, a duly executed Voting Agreement, Release (provided that the Common Shares to be received and to become vested at Closing as provided in Section 1 of the Voting Agreement, if any, and the Cash Consideration (as defined in Section 5 of the Release) to be paid to the person executing any such Release shall not exceed the amounts set forth opposite such person’s name on Schedule 6.26 of this Agreement) and/or Resignation, as applicable, from such officer or director as soon as practicable after the date of this Agreement and, upon receipt thereof, the Company shall deliver a copy to the Crusader Representative.

(b) As soon as practicable after the date of this Agreement, and in any event on or prior to January 15, 2008, the Company will deliver to the Crusader Representative a true and correct copy of each resolution adopted by the Board of Directors of the Company in connection with the Transactions.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 7.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (a) must have used all reasonable best efforts to prevent the entry of such injunction or other order.

(b) The Common Shares to be issued in the Transactions must have been approved and admitted for listing on the American Stock Exchange, subject to official notice of issuance.

(c) Any applicable waiting period under the HSR Act must have expired or been terminated.

Section 7.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Each Crusader Entity must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing and the Company must have received a certificate of a duly authorized representative of each Crusader Entity as to the satisfaction of this condition.

(b) The representations and warranties of the Crusader Entities contained in this Agreement must be true and correct in all respects without regard to any materiality qualifiers in each case as of the date hereof and at and as of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement and except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not have, individually or in the aggregate, a Crusader Entity Material Adverse Effect; provided, that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and the Company must have received a certificate of a duly authorized representative of each Crusader Entity as to the satisfaction of this condition. For purposes of this Agreement, a “Crusader Entity Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time would cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of the Crusader Operating Entities, taken as a whole; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Crusader Entity Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) changes in the market price or futures price of oil or natural gas, (iii) (A) any public announcement prior to the date of this Agreement of discussions among the parties hereto regarding the Transactions, (B) the announcement of this Agreement, (C) the pendency of the consummation of the Transactions, or (D) any suit, action or proceeding arising out of or in connection with this Agreement or the Transactions, (iv) compliance with the terms of this Agreement, (v) any generally applicable change in applicable law or GAAP or interpretation of any thereof, (vi) actions or inactions specifically permitted by a prior written waiver by the Company of performance by a Crusader Entity of any of its obligations under this Agreement, (vii) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism, (viii) the termination after the date of this Agreement of any Company Employee’s, consultant’s or independent contractor’s employment by, or independent contractor relationship with, a Crusader Entity, or any notice thereof, other than as a result of any breach by a Crusader Entity of the terms of this Agreement, (ix) (A) the taking of any action outside the ordinary course of business required by this Agreement, or (B) the failure to take any action prohibited by this Agreement or (x) the failure of a Crusader Entity to obtain any consent, approval, action, authorization or permit of any third party set forth in Section 3.4(c) of the Crusader Disclosure Schedule arising out of or in connection with this Agreement or the Transactions or (xi) any expenses incurred in connection with the negotiation, documentation and execution of this Agreement, the actions required of the Crusader Operating Entities by Section 5.1 and Article VI and the consummation of the Transactions, including, as a result of a Crusader Operating Entity’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or Company Employees or consultants under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement; provided that if any of the foregoing constitutes a breach of any representation, warranty, covenant or agreement set forth in this Agreement, such occurrence (other than as described in clauses (vi), (ix) and (xi)) may be taken into account in the determination of a Crusader Entity Material Adverse Effect.

(c) From the date hereof through the Closing, there must not have occurred any Crusader Entity Material Adverse Effect.

(d) All actions to be taken and deliveries to be made by the Crusader Entities pursuant to Section 1.4(b) through Section 1.4(e) shall have been taken or delivered.

(e) Each consent, waiver and approval set forth in Section 7.2(e) of the Crusader Disclosure Schedule must have been obtained, and the Crusader Operating Entities must have provided the Company with copies thereof.

(f) The approval of the matters set forth in Section 4.18(a)(i) and 4.18(a)(iv) by the requisite vote of the Company’s stockholders as set forth therein shall have been obtained.

Section 7.3 Conditions to the Obligations of the Crusader Entities. The obligation of the Crusader Entities to effect the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) The Company must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing and the Crusader Entities must have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of this condition.

(b) The representations and warranties of the Company contained in this Agreement must be true and correct in all respects without regard to any materiality qualifiers, in each case as of the date hereof and at and as of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement and except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and the Crusader Entities must have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of this condition.

(c) From the date hereof through the Closing, there must not have occurred any Company Material Adverse Effect.

(d) All actions to be taken and deliveries to be made by the Company and its Subsidiaries pursuant to Section 1.4(f) and Section 1.4(g) shall have been taken or delivered.

(e) Each consent, waiver and approval set forth in Section 7.3(e) of the Company Disclosure Schedule must have been obtained, and the Company must have provided the Crusader Operating Entities with copies thereof.

(f) The Required Proposals shall have been approved by the requisite vote of the Company’s stockholders as set forth in Section 4.18(a)(i) – (v).

(g) The Crusader Entities shall have received the written opinion of Grant Thornton LLP (or such other independent accounting firm or legal counsel that is reasonably acceptable to the Crusader Entities), in form and substance reasonably satisfactory to the Crusader Entities dated as of the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of the Crusader Entities and the Company, all of which are consistent with the state of facts existing as of the Closing Date, as applicable, to the effect that the Contributions will qualify as a transaction described in Section 351 of the Code.

(h) The Common Shares to be issued pursuant to the 2008 LTIP must have been approved and admitted for listing on the American Stock Exchange, subject to official notice of issuance.

ARTICLE VIII

SURVIVAL

Section 8.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Closing.

Section 8.2 Survival of Covenants and Agreements. The covenants and agreements of the parties shall not survive the Closing, except for those covenants and agreements that by their terms apply, or that are to be performed in whole or in part, after the Closing shall survive the Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the stockholders of the Company (other than pursuant to Sections 9.1(h), (i), (j) and (k), which Sections may not be utilized for termination of this Agreement after satisfaction of the closing conditions set forth in Section 7.2(f)):

(a) by the mutual written consent of the Company and the Crusader Entities;

(b) by either the Company or the Crusader Entities if the Closing has not occurred on or before June 30, 2008 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Transactions on or before the Termination Date;

(c) by the Crusader Entities if there has been a material breach or failure to perform by the Company of any representation, warranty, covenant or agreement set forth in this Agreement which breach or failure to perform (if susceptible to cure) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and which has not been cured in all material respects within 20 business days (but not beyond the Termination Date) following receipt by the Company of notice of such breach, or such breach or failure to perform is not reasonably capable of being cured in all material respects within 20 business days (but not beyond the Termination Date) following receipt by the Company of notice of such breach; provided that the Crusader Entities may not terminate this Agreement pursuant to this Section 9.1(c) if they are in material breach of any representation, warranty, covenant or agreement set forth in this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied;

(d) by the Company if there has been a material breach or failure to perform by the Crusader Entities of any representation, warranty, covenant or agreement set forth in this Agreement which breach or failure to perform (if susceptible to cure) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and which has not been cured in all material respects within 20 business days (but not beyond the Termination Date) following receipt by the Crusader Representative of notice of such breach, or such breach or failure to perform is not reasonably capable of being cured in all material respects within 20 business days (but not beyond the Termination Date) following receipt by the Crusader Representative of notice of such breach; provided that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied;

(e) by either the Crusader Entities or the Company, if any applicable law, rule or regulation that makes consummation of any Transaction contemplated by this Agreement illegal is extant or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of a Transaction, and such judgment, injunction, order or decree becomes final and nonappealable;

(f) by the Crusader Entities if the Company Stockholders’ Meeting (or any adjournment or postponement thereof) has been convened and concluded and approval of the Required Proposals shall not have been obtained either by reason of (i) failure to obtain the required vote upon a vote duly held or (ii) no vote on the Required Proposals shall have been taken;

(g) by the Crusader Entities, if a Company Triggering Event occurs. For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company (or any committee thereof) for any reason shall have effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy the recommendation of the Company’s Board of Directors in favor of the adoption and approval of the Required Proposals and the Other Proposal; (iii) the Board of Directors of the Company fails to reaffirm (publicly, if so reasonably requested by the Crusader Entities) its recommendation in favor of the adoption and approval of the Required Proposals or the Other Proposal within two business days after the Crusader Entities requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of the Company (or any committee thereof) shall have approved or recommended any Acquisition Proposal; (v) the Company shall have materially breached any of the provisions of Section 6.1, Section 6.2 or Section 6.3; or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with the Company, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(h) by the Company in response to a Superior Proposal as contemplated by Section 6.2(h); provided, however, that termination of this Agreement pursuant to this Section 9.1(h) shall not be effective until the Termination Fee has been paid to the Crusader Entities in accordance with Section 9.2(b);

(i) by the Company, if the Crusader Entities shall fail to deliver a copy of the Interim Financial Statements to the Company on or prior to January 31, 2008 as contemplated by Section 5.3(a);

(j) by the Company, if (i) the Crusader Entities shall fail to deliver to the Company (A) a copy of the 2006 Audited Financials and the 2006 Audit Opinion on or prior to January 31, 2008 as contemplated by Section 5.3(b) or (B) within two business days after the form of Proxy to be filed with the SEC is delivered to the Crusader Representative (provided such date is after the earlier of delivery of the 2006 Audited Financials or January 31, 2008, but on or prior to February 12, 2008), the appropriate consents or approvals of the Accounting Firm to allow the 2006 Audited Financial and the 2006 Audit Opinion to be included in the Proxy for filing on or before February 14, 2008 or (ii) the Crusader Entities shall fail to deliver to the Company (A) a copy of the 2007 Financial Statements, the 2007 Audit Opinion and, if required, the Additional Financial Statements and Additional Audit Opinions on or prior to April 30, 2008 as contemplated by Section 5.3(b) or (B) within two business days after the form of Proxy to be filed with the SEC is delivered to the Crusader Representative (provided such date is after the earlier of delivery of the 2007 Audited Financials or April 30, 2008, but on or prior to May 12, 2008), the appropriate consents or approvals of the Accounting Firm to allow the 2007 Audited Financial and the 2007 Audit Opinion to be included in the Proxy for filing on or before May 14, 2008; or

(k) by the Company if on or prior to January 31, 2008, (i) the Crusader Representative has not submitted to the Company Director Nominees who were deemed to be acceptable to the Company’s Board of Directors as provided in Section 6.12 such that (A) a majority of the Director Nominees are “independent” under the rules of the AMEX, (B) three of the Director Nominees satisfy all applicable rules relating to membership on the Company’s audit committee and (C) at least one of the Director Nominees is an “audit committee financial expert” as defined by the rules of the SEC.

A terminating party shall provide written notice of termination to the other party specifying the reason for such termination. In exercising its termination rights under Section 9.1(g), the Crusader Entities may condition the effectiveness of any such termination upon receipt of the Termination Fee that is payable to the Crusader Entities pursuant to Section 9.2(b)(ii) upon the termination of this Agreement. The Crusader Representative shall have the power and authority to terminate this Agreement on behalf of each of the Crusader Entities pursuant to this Section 9.1 and any such action taken by the Crusader Representative shall be deemed an action for and on behalf of each of the Crusader Entities.

Section 9.2 Effect of Termination.

(a) If this Agreement is terminated under this Article IX, all obligations of the parties shall immediately terminate, except the parties’ obligations pursuant to this Section 9.2 and except for Section 6.6, Article X and the last two sentences of Section 6.1, all of which shall survive any termination of this Agreement, provided that nothing herein shall relieve any party from liability for any breaches of this Agreement; provided, further, however that (i) no Crusader Entity shall have any liability with respect to or on account of any representations made in Section 3.11, (ii) the Company and its Subsidiaries shall not have any liability with respect to or on account of any representations made in Section 4.12 and (iii) no Crusader Entity shall have any liability for any failure to satisfy any covenant in Section 5.3 (and the Company’s sole and exclusive remedy for any breach thereof shall be to terminate this Agreement pursuant to Section 9.1(i) or Section 9.1(j), as applicable), in each case unless the breach of the applicable representation or covenant by such party was knowing and intentional. Notwithstanding anything contained in this Agreement, the Company’s sole and exclusive remedy for any failure of the Crusader Representative to deliver Director Nominees acceptable to the Company’s Board of Directors pursuant to Section 6.12 or to otherwise satisfy clauses, (A) - (C) of Section 9.1(k) shall be to exercise its right to terminate this Agreement pursuant to Section 9.1(k).

(b) The Company shall pay to the Crusader Entities $2,000,000 in cash (the “Termination Fee”) in the event that:

(i) (A) any Person makes or otherwise publicly announces or communicates to the holders of Common Shares an Acquisition Proposal (provided that, for purposes of the definition of Acquisition Proposal, the 15% shall be replaced with 50%), (B) this Agreement is terminated by the Crusader Entities or the Company pursuant to Section 9.1(b) or by the Crusader Entities pursuant to Section 9.1(f) and (C) within twelve months of the date of such termination the Company consummates an Acquisition Proposal (provided that, for purposes of the definition of Acquisition Proposal, the 15% shall be replaced with 50%);

(ii) this Agreement is terminated by the Crusader Entities pursuant to Section 9.1(g); or

(iii) this Agreement is terminated by the Company pursuant to Section 9.1(h).

In the case of Section 9.2(b)(ii), the Termination Fee shall be paid to an account designated in writing by the Crusader Representative by wire transfer of immediately available funds no later than two business days after the date on which the Company is notified of such termination. In the case of Section 9.2(b)(i) the Termination Fee shall be paid to an account designated in writing by the Crusader Representative by wire transfer of immediately available funds on the date of the consummation of the Acquisition Proposal. In the case of Section 9.2(b)(iii), the Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Crusader Representative concurrently with the Company’s termination of this Agreement. The Crusader Entities’ acceptance of the Termination Fee (or any portion thereof, as applicable) shall constitute conclusive evidence that this Agreement has been validly terminated.

(c) In the event that this Agreement is terminated pursuant to Sections 9.1(g) or 9.1(h), then, notwithstanding Section 6.6(a), the Company shall pay upon demand by wire transfer of immediately available funds to an account designated in writing by the Crusader Representative, such amount as may be required to reimburse the Crusader Entities for their Expenses up to a maximum amount of $500,000. If this Agreement is terminated pursuant to Sections 9.1(i), (j) or (k) then, notwithstanding Section 6.6(a), the Crusader Entities shall pay upon demand by wire transfer of immediately available funds to an account designated in writing by the Company, such amount as may be required to reimburse the Company for its Expenses up to a maximum amount of $500,000.

(d) The Company acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, the Crusader Entities would not enter into this Agreement. Accordingly, if the Company fails to pay promptly any fee or Expenses payable by it pursuant to this Section 9.2, then the Company shall pay to the Crusader Entities their costs and expenses (including attorneys’ fees) in connection with collecting such fees and expenses, together with interest on the amount of the fee at the rate of LIBOR plus 150 basis points from the date such payment was due under this Agreement until the date of payment. The fees and Expenses payable by the Company pursuant to this Section 9.2 shall be paid by the Company without reservation of rights or protests, and the Company upon making any such payment shall be deemed to have released and waived any and all claims that it may have to recover such amounts.

(e) Upon termination of this Agreement, each of the Voting Agreement, the Non-Transfer Agreements, the Release and the Resignations will terminate according to its terms.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To the Company:

Westside Energy Corporation

3131 Turtle Creek Blvd Suite 1300

Dallas, Texas 75219

Attention: Douglas G. Manner

Telephone: (212) 522-8990

Facsimile: (469) 916-1401

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

Attention: George G. Young III

To Crusader Entities:

Crusader Management Corporation

210 Park Avenue, Suite 3000

Oklahoma City, OK 73102

Attention: David D. Le Norman

Telephone: (405) 285-7555

Facsimile: (405) 285-7522

With copies (which shall not constitute notice) to each of:

Vinson & Elkins LLP

3700 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

Attention: Rodney L. Moore, Esq.

Telephone: 214-220-7781

Facsimile: 214-999-7781

and

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.

320 S. Boston Ave., Suite 400

Tulsa, OK 74103-3708

Attention: Del L. Gustafson

Telephone: 918-594-0413

Facsimile: 918-594-0505

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

Section 10.2 Crusader Representative.

(a) Crusader Management is hereby appointed by each Crusader Entity (and their successors and assigns) as its representative (the “Crusader Representative”), to act as agent and attorney-in-fact for each Crusader Entity, for and on behalf of the Crusader Entities: (i) to give and receive notices and communications on their behalf with respect to any matters related to this Agreement; (ii) to litigate, mediate, arbitrate, defend or settle, or take any other actions and execute and any other documents that the Crusader Representative deems advisable in connection with enforcing any rights or obligations or defending, any claim or action under this Agreement on behalf of the Crusader Entities; (iii) to sign receipts, consents or other documents in connection with the Crusader Representative’s duties hereunder; (iv) to terminate this Agreement on behalf of each of the Crusader Entities pursuant to Section 9.1 and (v) to take any and all actions necessary or appropriate in the judgment of the Crusader Representative for the accomplishment of the foregoing, in each case, without having to seek or obtain the consent of any Crusader Entity. Notice or communications to or from the Crusader Representative shall constitute notice to or from the Crusader Entities. All actions to be taken by a Crusader Entity shall be taken solely by the Crusader Representative.

(b) Without limiting the generality of the foregoing, the Crusader Representative shall not incur any liability with respect to any action taken or suffered by it in reliance upon any direction, instruction, consent, statement or other document believed by it to be genuinely and duly authorized, nor for any action or inaction in reliance in good faith upon advice of legal counsel. If the Crusader Representative shall dissolve, resign or otherwise be unable to fulfill its responsibilities hereunder, the Crusader Parent Entities, acting by consent of Crusader Parent Entities having an interest in the Share Consideration equal to a majority of the Common Shares constituting the Share Consideration (a “Majority”) shall, as soon as practicable after such dissolution or resignation, appoint a successor to the Crusader Representative and immediately thereafter notify the Company of the identity of such successor. If a Majority chooses to remove the Crusader Representative for any reason, such Majority shall simultaneously appoint a successor to the Crusader Representative and immediately thereafter notify the Company of the identity of such successor. Any such successor pursuant to either of the preceding two sentences shall succeed the Crusader Representative as Crusader Representative hereunder.

(c) A decision, act, consent or instruction of the Crusader Representative shall constitute a decision of the Crusader Entities and shall be final, binding and conclusive upon the Crusader Entities. The Company may rely upon any decision, act, consent or instruction of the Crusader Representative as being the decision, act, consent or instruction of the Crusader Entities. Although the Crusader Representative shall not be obligated to obtain instructions from the Crusader Entities, prior to any decision, act, consent or instruction, if, and to the extent that, the Crusader Representative receives any written instructions from a Majority, the Crusader Representative shall comply with such instructions.

(d) The Crusader Representative shall not be liable to the Crusader Entities for any act taken or omitted to be taken as Crusader Representative, except for the commission of actual fraud or willful misconduct. Each Crusader Entity shall severally indemnify the Crusader Representative and hold the Crusader Representative harmless against any damages or expenses incurred without bad faith on the part of the Crusader Representative and arising out of or in connection with the acceptance or administration of the Crusader Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Crusader Representative.

(e) The power of attorney granted by the Crusader Entities pursuant to this section is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Crusader Entity.

(f) Each of Knight I, Knight II, RCH and Hawk hereby agrees to pay to the Crusader Representative its pro rata portion (in accordance with the ratio of (i) the number of Common Shares to be received by their respective Crusader Parent Entity pursuant to this

Agreement as part of the Share Consideration to (ii) the aggregate number of Common Shares to be received by all such Crusader Parent Entities pursuant to this Agreement as part of the Share Consideration) of the reasonable costs and expenses incurred by the Crusader Representative in connection with its acting as the Crusader Representative in accordance with this Agreement.

Section 10.3 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

Section 10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

Section 10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

Section 10.7 Entire Agreement. This Agreement, all documents contemplated herein or required hereby, the Confidentiality Agreements and the Voting Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

Section 10.8 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Texas, without reference to rules relating to conflicts of law, except that the corporate laws of the State of Nevada shall govern the internal operations of the Company.

Section 10.9 Submission to Jurisdiction. Each party to this Agreement submits to the exclusive jurisdiction of the court of the State of Texas in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court except for the enforcement of judgments referred to in the next sentence. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity in any court having jurisdiction over the party. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 10.10 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 10.11 No Third Party Beneficiaries. Except as provided in Section 6.4, no Person other than the parties to this Agreement is an intended beneficiary of this Agreement or any portion hereof.

Section 10.12 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Crusader Disclosure Schedule and the Company Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Crusader Material Adverse Effect or a Company Material Adverse Effect, as applicable.

Section 10.13 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Transactions by the stockholders of the Company and prior to the Closing, this Agreement may be amended or supplemented in writing by the Company and the Crusader Entities with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of the Company there shall be no amendment or change to the provisions hereof unless permitted by the NRS without further approval by the stockholders of the Company.

Section 10.14 Extensions, Waivers, Etc. At any time prior to the Closing, either party may:

(a) extend the time for the performance of any of the obligations or acts of the other party;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) subject to the proviso of Section 10.13, waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or the Crusader Entities in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.15 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate” or “Crusader Affiliate”, as applicable: (i) any direct or indirect holder of equity interests or securities in the Company or a Crusader Entity, as applicable (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, manager, Company Employee, consultant, representative or agent of (A) the Company or a Crusader Entity, as applicable, or (B) any Person who controls the Company or a Crusader Entity, as applicable. Except to the extent that a Company Affiliate is an express party thereto, no Company Affiliate shall have any liability or obligation to any Crusader Entity of any nature whatsoever in connection with or under this Agreement and the Transactions as a result of such Person’s status as a Company Affiliate, and the Crusader Entities hereby waive and release all claims of any such liability and obligation. Except to the extent that a Crusader Affiliate is an express party thereto, no Crusader Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions as a result of such Person’s status as a Crusader Affiliate, and the Company hereby waives and releases all claims of any such liability and obligation.

Section 10.16 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, prior to any termination of this Agreement pursuant to Section 9.1, but subject to the last sentence of this Section 10.16, the parties shall be entitled to specific performance of the terms hereof. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each hereby waives the defense, that there is an adequate remedy at law. Notwithstanding the foregoing, the Company shall not be entitled to an injunction to prevent breaches of this Agreement by a Crusader Entity or to enforce specifically the terms and provisions of this Agreement if the Company is in material breach of any of its representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied. Notwithstanding the foregoing, no Crusader Entity shall be entitled to an injunction to prevent breaches of this Agreement by the Company or to enforce specifically the terms and provisions of this Agreement if any Crusader Entity is, or collectively are, in material breach of its or their respective representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied.

Section 10.17 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY, FOR ANY SUCH DAMAGES.

Section 10.18 Authorship; Representation by Counsel. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement.

Section 10.19 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.20 Rules of Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day.

Section 10.21 No Other Representations or Warranties.

(a) THE COMPANY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH IN ARTICLE II AND ARTICLE III, NO CRUSADER ENTITY NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF A CRUSADER ENTITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND (ii) THE COMPANY SHALL ONLY BE ENTITLED TO RELY UPON THE REPRESENTATIONS AND WARRANTIES THAT ARE CONTAINED IN ARTICLE II AND III OF THIS AGREEMENT. IN CONNECTION WITH THE COMPANY’S INVESTIGATION OF THE CRUSADER OPERATING ENTITIES AND THEIR BUSINESSES AND OPERATIONS, THE COMPANY AND THEIR REPRESENTATIVES HAVE RECEIVED FROM THE CRUSADER OPERATING ENTITIES OR THEIR REPRESENTATIVES CERTAIN PROJECTIONS AND OTHER FORECASTS FOR THE CRUSADER OPERATING ENTITIES AND CERTAIN ESTIMATES, PLANS AND BUDGET INFORMATION. THE COMPANY ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, FORECASTS, ESTIMATES, PLANS AND BUDGETS; THAT THE COMPANY IS FULLY RESPONSIBLE FOR MAKING ITS OWN EVALUATION OF THE CRUSADER OPERATING ENTITIES INCLUDING AS TO THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS SO FURNISHED TO THEM OR THEIR REPRESENTATIVES, AND THAT THE CRUSADER OPERATING ENTITIES DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS; PROVIDED HOWEVER THAT THIS SECTION 10.21 SHALL NOT AFFECT OR DIMINISH THE REPRESENTATIONS SET FORTH IN SECTION 3.15(a).

(b) THE CRUSADER ENTITIES ACKNOWLEDGE AND AGREE THAT (A) EXCEPT AS SET FORTH IN ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE COMPANY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND (B) THE CRUSADER ENTITIES SHALL ONLY BE ENTITLED TO RELY UPON THE REPRESENTATIONS AND WARRANTIES THAT ARE CONTAINED IN ARTICLE IV OF THIS AGREEMENT. IN CONNECTION WITH THE CRUSADER ENTITIES’ INVESTIGATION OF THE COMPANY AND ITS BUSINESSES AND OPERATIONS, THE CRUSADER ENTITIES AND THEIR REPRESENTATIVES HAVE RECEIVED FROM THE COMPANY OR ITS REPRESENTATIVES CERTAIN PROJECTIONS AND OTHER FORECASTS FOR THE COMPANY AND CERTAIN ESTIMATES, PLANS AND BUDGET INFORMATION. THE CRUSADER ENTITIES ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, FORECASTS, ESTIMATES, PLANS AND BUDGETS; THAT THE CRUSADER ENTITIES ARE FULLY RESPONSIBLE FOR MAKING THEIR OWN EVALUATION OF THE COMPANY INCLUDING AS TO THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS SO FURNISHED TO THEM OR THEIR REPRESENTATIVES, AND THAT THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS; PROVIDED HOWEVER THAT THIS SECTION 10.21 SHALL NOT AFFECT OR DIMINISH THE REPRESENTATIONS SET FORTH IN SECTION 4.16(a).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

KNIGHT ENERGY GROUP I HOLDING CO., LLC		WESTSIDE ENERGY CORPORATION

By:	Crusader Energy Group Holding Co., LLC, its Manager

By:	/s/ David D. Le Norman	By:	/s/ Douglas G. Manner
	David D. Le Norman, Manager		Douglas G. Manner, President

KNIGHT ENERGY GROUP II HOLDING COMPANY, LLC		KNIGHT ENERGY GROUP, LLC

By:	Knight Energy Management Holding Company, LLC, its Manager	By:	Knight Energy Group I Holding Co., LLC, its sole member

		By:	Crusader Energy Group Holding Co., LLC, its Manager

By:	/s/ David D. Le Norman	By:	/s/ David D. Le Norman
	David D. Le Norman, Manager		David D. Le Norman, Manager

By:	/s/ Robert J. Raymond
Robert J. Raymond, Manager

KNIGHT ENERGY MANAGEMENT HOLDING COMPANY, LLC		KNIGHT ENERGY GROUP II, LLC

		By:	Knight Energy Group II Holding Co., LLC, its sole member

By:	/s/ David D. Le Norman	By:	Knight Energy Management Holding Company, LLC, its Manager
David D. Le Norman, Manager

		By:	/s/ David D. Le Norman
By:	/s/ Robert J. Raymond		David D. Le Norman, Manager
Robert J. Raymond, Manager

		By:	/s/ Robert J. Raymond
Robert J. Raymond, Manager

HAWK ENERGY FUND I HOLDING COMPANY, LLC		KNIGHT ENERGY MANAGEMENT, LLC

By:	Hawk Holdings, LLC, its Manager	By:	Knight Energy Management Holding Company, LLC, its sole member

By:	/s/ David D. Le Norman	By:	/s/ David D. Le Norman
	David D. Le Norman, Manager		David D. Le Norman, Manager

		By:	/s/ Robert J. Raymond
Robert J. Raymond, Manager

RCH ENERGY OPPORTUNITY FUND I, L.P.		HAWK ENERGY FUND I, LLC

By:	RCH Energy Opportunity Fund I, GP, L.P., its general partner	By:	Hawk Energy Fund I Holding Company, LLC, its sole member

By:	RR Advisors, LLC, its general partner	By:	Hawk Holdings, LLC, its Manager

By:	/s/ Robert J. Raymond	By:	/s/ David D. Le Norman
	Robert J. Raymond, Sole Member		David D. Le Norman, Manager

CRUSADER ENERGY GROUP, LLC		RCH UPLAND ACQUISITION, LLC

By:	Crusader Energy Group Holding Co., LLC, its sole member	By:	RCH Energy Opportunity Fund I, L.P., its sole member

		By:	RCH Energy Opportunity Fund I, GP, L.P., its general partner

By:	/s/ David D. Le Norman	By:	RR Advisors, LLC, its general partner
David D. Le Norman, Manager

		By:	/s/ Robert J. Raymond
Robert J. Raymond, Sole Member

CRUSADER ENERGY GROUP HOLDING CO., LLC		CRUSADER MANAGEMENT CORPORATION

By:	/s/ David D. Le Norman	By:	/s/ David D. Le Norman
	David D. Le Norman, Manager		David D. Le Norman, President

/s/ David D. Le Norman
David D. Le Norman